Exhibit 10.5

CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FACILITIES CONNECTION AGREEMENT

BETWEEN

USD TERMINALS CANADA INC.

-AND-

GIBSON ENERGY PARTNERSHIP

JUNE 4, 2013

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

FACILITIES CONNECTION AGREEMENT

This Facilities Connection Agreement dated as of June 4, 2013 (the “Effective Date”) is made by and between USD Terminals Canada Inc. (“USD”), a British Columbia corporation and Gibson Energy Partnership (“Gibson”), an Alberta general partnership.

TABLE OF CONTENTS

1.	Definitions	1
2.	Term; Condition Precedents; Construction, Operations, Maintenance, Ownership and Abandonment	6
3.	Services	8
4.	Quality of Product	10
5.	Determination of Quantity and Quality	11
6.	Fees and Charges	12
7.	Payment Instructions	14
8.	Nominations and Scheduling	15
9.	Indemnity	15
10.	Compliance With Applicable Laws, Regulations and Good Industry Practices	17
11.	Force Majeure; Shut Off Rights
	(Emergency and Maintenance)	17
12.	Damage and Destruction/Insurance	18
13.	Taxes	19
14.	Governing Law	19
15.	Assignment	19
16.	Notices	20
17.	Events of Default	21
18.	Rights in the Event of Default	21
19.	Specific Performance	22
20.	Setoff	22
21.	No Release	22
22.	Representations and Warranties	22
23.	Confidentiality	23
24.	Dispute Resolution	24
25.	No Public Announcements	25
26.	Performance Assurance	25

27.	No Insurance on Product	25
28.	Audit Rights	25
29.	Entire Agreement; Amendments and Waiver	26
30.	Interpretation	26
31.	Severability	26
32.	Successors and Assigns	26
33.	Exhibits and Conflicts	27
34.	Further Assurances	27
35.	Independent Contractor	27
36.	Remedies Not Exclusive	27
37.	Survival	27
38.	Costs and Expenses	28
39.	Service Agreement Rights and Obligations	28
40.	Exclusivity; Facilities Capacity Usage	32
41.	Exhibits E and F	32
42.	Counterparts	32

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RECITALS

WHEREAS:

Gibson owns and operates a Product (as defined below) terminal facility located in Hardisty, Alberta (the “Gibson Terminal”);

USD is the registered owner of land, and is under contract to purchase additional land, located approximately 3 miles east of the Gibson Terminal as more particularly described on Exhibit “A” (the “USD Land”), and is constructing and will operate a new rail terminal facility on the USD Land (the “Rail Terminal”);

Gibson is constructing an exclusive and dedicated connection to the Rail Terminal and will operate one or more pipelines and associated pumps, tanks and controls on land owned or otherwise controlled by Gibson for the movement of Product between the Gibson Terminal and the Rail Terminal (such pipelines shall be collectively referred to as the “Pipeline Facilities”);

The Parties have executed concurrently with this Agreement that certain lease agreement (the “Lease Agreement”) whereby Gibson has leased a portion of the USD Land from USD for the placement of a portion of the Pipeline Facilities on such leased land at the Rail Terminal; and

The Parties agree to work together in good faith to utilize the Facilities for the movement and handling of Product via unit trains, and potentially manifest rail, for themselves and for other Third Parties; and

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties mutually agree as follows:

1.	Definitions.

In this Agreement, including the recitals and Exhibits, the following terms have the following meanings:

(a)	“Account and Control Agreement” has the meaning set forth in Section 6(b);

(b)	“Affiliate” of any Person means, at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly, and “control” and any derivation thereof means the possession, directly or indirectly, of the power to direct or significantly influence the management and policies, business or affairs of a Person whether through the ownership of voting securities, by contract or otherwise;

(c)	“Agreement” means this Facilities Connection Agreement;

(d)	“Applicable Laws” means, in relation to any person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, procedures, official directives and orders of and the terms of all judgments, orders and decrees issued by any Governmental Authority by which such person is bound or having application to the transaction or event in question, including, without limitation, those laws and regulations relating to licensing and permitting, and relating to the environment, health, and safety;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)	“Assumed Obligations” has the meaning set forth in Section 39(d);

(f)	“Bank” has the meaning set forth in Section 6(a);

(g)	“Claims” has the meaning set forth in Section 9(c);

(h)	“Commencement Date” means the date that the Facilities are commissioned, available for commercial operation and capable of transferring Product from the Gibson Terminal via the Pipeline Facilities to the Rail Terminal and loading into railcars;

(i)	“Confidential Information” has the meaning set forth in Section 23(a);

G)	“Customer” means a Person that has contracted for services at the Facilities pursuant to a Facilities Services Agreement with USD;

(k)	“Defaulting Party” has the meaning set forth in Section 17(a);

(I)	“Direct Damages” means liabilities, losses, damages, assessments, charges, penalties, costs and expenses, including legal costs on a solicitor and his own client basis, but excluding Indirect Damages;

(m)	“Disclosing Party” has the meaning set forth in Section 23(a);

(n)	“Dispute” has the meaning set forth in Section 24(a);

(o)	“Dispute Representatives” has the meaning set forth in Section 24(c);

(p)	“Effective Date” has the meaning set forth in the preamble hereto;

(q)	“Estimated Capital Costs” has the meaning set forth in Section 6(d);

(r)	“Event of Default” has the meaning set forth in Section 17(a);

(s)	“Event of Force Majeure” has the meaning set forth in Section 11(b);

(t)	“Facilities” means the Rail Terminal and the Pipeline Facilities;

(u)	“Facilities Service Agreement” has the meaning set forth in Section 3(b);

(v)	“Final Capital Costs” has the meaning set forth in Section 6(d);

(w)	“Gibson Competitor” means a Third Party whose business consist primarily of the transportation, terminaling and marketing of crude oil;

(x)	“Gibson Conditions” has the meaning set forth in Section 2(b);

(y)	“Gibson Indemnified Party” has the meaning set forth in Section 9(b);

(z)	“Gibson Payment” has the meaning set forth in Section 6(b);

(aa)	“Gibson MCFs” has the meaning set forth in Section 40(a)(i);

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(bb)	“Gibson Rules and Regulations” means Gibson’s rules and regulations governing the use by shippers of the Gibson Terminal and the Pipeline Facilities, as may be revised by Gibson from time to time (for ease of reference, a copy of the current Rules and Regulations, issued on December 13,2004 (as amended as of June 13, 2008), is attached hereto as Exhibit “H”;

(cc)	“Gibson Step-In Notice” has the meaning set forth in Section 39(c);

(dd)	“Gibson Terminal” has the meaning set forth in the recitals hereto;

(ee)	“Good Industry Practices” means those lawful practices, methods and acts engaged in or approved by a significant portion of the pipeline and rail facility construction industry in North America involved in the provision of services or activities similar to the Facilities or any other lawful practices, methods and acts which, in the exercise of reasonable judgment in light of the circumstances known at the time of implementation, could have been expected to accomplish the desired result at a reasonable cost consistent with functionality, reliability, safety and expedition;

(ff)	“Governmental Authority” means any federal, provincial, municipal, county or regional government or government authority or other law, regulation or rule making entity, including any court, department, commission, bureau, board, tribunal, administrative agency or regulatory body of any of the foregoing, that exercises jurisdiction over the Parties, the Gibson Terminal, the Pipeline Facilities, the Rail Terminal or the services provided by the Parties hereunder;

(gg)	“GST” has the meaning set forth in Section 13(a);

(hh)	“Indirect Damages” means consequential, indirect and punitive damages, including but not limited to loss of profit and business interruption losses or damages;

(ii)	“Insolvency Event” means, in relation to any Person, the occurrence of one or more of the following:

(i)	if such Person institutes, seeks relief under or has instituted against it a proceeding (including an interim proceeding) seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or Insolvency Law, any companies or corporations legislation or other similar law affecting creditors’ rights: (A) for any relief from creditors, (B) to make a proposal to or other compromise with its creditors, (C) to become a voluntary bankrupt, (D) seeking reorganization, readjustment, arrangement, composition or similar relief, in each case pursuant to any Insolvency Law;

(ii)	if such Person is dissolved (other than pursuant to a consolidation, reorganization, reincorporation, reconstitution, amalgamation or merger);

(iii)	if such Person has a receiver, administrator, trustee or legal authority appointed over its assets, becomes insolvent or makes a general assignment of its property for the benefit of its creditors;

(iv)	such Person authorizes, commences or acquiesces in or consents to the authorization or commencement of or otherwise becomes the subject of an arrangement or composition, any notice, petition, filing or other proceeding (in this definition, collectively, a “proceeding”), an effective resolution is passed, or an order is made for the winding-up, liquidation, dissolution or other termination of such Person or all or a substantial portion of its business and affairs (in this definition, collectively, a “liquidation”);

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(v)	a court or other board or tribunal having jurisdiction enters a decree or order (including an interim decree or order) pursuant to any Insolvency Law, security agreement or other instrument: (A) for any stay or other relief from creditors, (B) adjudging such Person a bankrupt or insolvent, (C) approving any reorganization, readjustment, arrangement, composition or similar relief, (D) for the appointment of a receiver, liquidator, trustee or assignee of all or a substantial part of its undertaking or property, (E) its liquidation;

(vi)	as a result of a default by such Person under any security instrument or other contract or commitment, any other Person has the right to appoint or to institute a proceeding for the appointment of a receiver, liquidator, trustee or assignee of all or a substantial part of the undertaking or property of such first mentioned Person and that other Person has exercised that right;

(vii)	all or substantially all of such Person’s assets are seized (including by way of execution, attachment, garnishment or distraint) or are a object to distress, execution, attachment, sequestration or other legal process;

(viii)	such Person: (A) does or fails to do any act which contravenes any Insolvency Law, (B) initiates, or is subject to the appointment of a receiver, liquidator or trustee of all or a substantial part of its undertaking or property, (C) makes an assignment for the benefit of creditors, (D) becomes insolvent, is unable to pay its debts, fails or admits in any manner its inability to pay its debts generally as they come due or ceases to meet its liabilities generally as they become due, (E) gives notice to any of its creditors that it has suspended or is about to suspend payment of its debts, (F) commits any other act of bankruptcy or insolvency, (G) suspends or threatens to suspend transaction of its usual business, or (H) takes any action in furtherance of any of the aforesaid;

(jj)	“Insolvency Law” means any Applicable Law respecting bankruptcy, insolvency, fraudulent preferences or other matters affecting the rights of creditors, including the United States Bankruptcy Code, Bankruptcy and Insolvency Act (Canada), the Winding Up and Restructuring Act (Canada), the Companies Creditors Arrangement Act (Canada), or similar federal, provincial or foreign legislation having application;

(kk)	“Lease Agreement” has the meaning set forth in the recitals hereto;

(ll)	“Manifest Car Facilities” has the meaning set forth in Section 40(a)(ii);

(mm)	“Meter(s)” has the meaning set forth in Section S(b);

(nn)	“Net Amount” has the meaning set forth in Section 6(d);

(oo)	“Non-Conforming Product” has the meaning set forth in Section 4(b);

(pp)	“Party” means either Gibson or USD, as the context requires and “Parties” means both of them;

(qq)	“Person” includes any individual, sole proprietorship, partnership, limited partnership, firm, unincorporated association, unincorporated organization, syndicate, trust, joint venture, body corporate, Governmental Authority, and any other entity or organization of any nature whatsoever, and includes any of the foregoing when acting as trustee, executor, administrator or other legal representative;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(rr)	“Pipeline Facilities” has the meaning set forth in the recitals hereto;

(ss)	“Pipeline Facilities Assumed Obligations” has the meaning set forth in Section 39(b);

(tt)	“Product” means Canadian crude oil and such other hydrocarbon products as may be agreed by the Parties from time to time, subject to the Product Specifications;

(uu)	“Product Specifications” means the specifications provided for in the Gibson Rules and Regulations and Exhibit “D” hereto and such other qualities of Product as may be mutually agreed by the Parties in writing from time to time;

(vv)	“Rail Terminal” has the meaning set forth in the recitals hereto;

(ww)	“Receiving Party” has the meaning set forth in Section 23(a);

(xx)	“Regulatory Approvals” means any and all consents, approvals, permits, licenses, registrations or authorizations required by a Governmental Authority in connection with the development, construction and operation of the Facilities;

(yy)	“Representatives” has the meaning set forth in Section 23(a);

(zz)	“Revenue Collection Account” has the meaning set forth in Section 6(a);

(aaa)	“Scheduled Maintenance” has the meaning set forth in Section 11(e)(i);

(bbb)	“Term” has the meaning set forth in Section 2(a);

(ccc)	“Terminal Revenues” has the meaning set forth in Section 7(a);

(ddd)	“Terminals” means the Gibson Terminal and the Rail Terminal;

(eee)	“Third Party” means a Person other than a Party or an Affiliate of a Party;

(fff)	“Unscheduled Maintenance” has the meaning set forth in Section 11(e)(ii);

(ggg)	“USD Conditions” has the meaning set forth in Section 2(c);

(hhh)	“USD Land” means the lands described in Exhibit “A”;

(iii)	“USD MCF” has the meaning set forth in Section 40(a)(ii);

(jjj)	“USD Payment” has the meaning set forth in Section 6(b);

(kkk)	“USD Step-In Notice” has the meaning set forth in Section 39(h); and

(111)	“Worker’s Compensation Acts” has the meaning set forth in Section 12(c)(i).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	Term; Condition Precedents; Construction, Operations, Maintenance, Ownership and Abandonment.

(a)	Subject to the earlier termination of this Agreement as provided for herein, the term of this Agreement shall commence as of the Effective Date and shall extend to that date which is twenty years following the Commencement Date (the “Term”).

(b)	Gibson’s obligations under this Agreement are subject to the satisfaction or written waiver by Gibson of the following conditions (each, a “Gibson Condition”):

(i)	Gibson obtaining the approval of its board of directors of Gibson Energy Inc. for the development and construction of the Pipeline Facilities and the execution and delivery of definitive agreements pertaining thereto; and

(ii)	the Parties obtaining binding written take or pay commitments from Customers for the proposed services of the Facilities having a cumulative take or pay revenue commitment value equal to or greater than [***] from the Commencement Date.

Each Gibson Condition shall be for the sole benefit of Gibson and each such condition, or any of them, may be waived, in whole or in part, by Gibson in writing at any time. If any of the Gibson Conditions are not satisfied to the satisfaction of Gibson or waived prior to June 4, 2013, or such other time as may be specified herein, Gibson may, by notice to USD, terminate this Agreement and the obligations of Gibson and USD under this Agreement shall be terminated.

(c)	USD’s obligations under this Agreement are subject to the satisfaction or written waiver by USD of the following conditions (each, a “USD Condition”):

(i)	USD obtaining the approval of the board of directors of US Development Group LLC for development and construction of the Rail Terminal and the execution and delivery of definitive agreements pertaining thereto; and

(ii)	the Parties obtaining binding written take or pay commitments from Customers for the proposed services of the Facilities having a cumulative take or pay revenue commitment value equal to or greater than [***] years from the Commencement Date.

Each USD Condition shall be for the sole benefit of USD and each such condition, or any of them, may be waived, in whole or in part, by USD in writing at any time. If any of the USD Conditions are not satisfied to the satisfaction of USD or waived prior to June 4, , 2013, or such other time as may be specified herein, USD may, by notice to Gibson, immediately terminate this Agreement and the Lease Agreement and the obligations of Gibson and USD under such agreements shall be terminated.

(d)

Gibson shall, commencing promptly following the Effective Date, develop, construct, operate, maintain and repair the Pipeline Facilities, including obtaining and maintaining any and all necessary rights of way from Third Parties and Regulatory Approvals. Such Pipeline Facilities shall initially include a new twenty four (24) inch diameter pipeline connecting the Terminals along with the necessary associated transfer pumps, manifolds, surge tanks, metering, electrical, controls, data communications, corrosion protection, spill prevention and environmental controls as mutually agreed between the Parties and as depicted on the drawings attached hereto as Exhibit “B”. Gibson covenants and agrees that such Pipeline

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Facilities shall be exclusively dedicated by Gibson for the transfer of Product between the Terminals for movement of such Product via railcars at the Rail Terminal. Notwithstanding any provision contained herein, the acceptance and transfer of Product by Gibson on the Pipeline Facilities shall be subject to the terms and conditions of the Gibson Rules and Regulations.

(e)	USD shall, commencing promptly following the Effective Date, develop, construct, operate, maintain and repair the Rail Terminal, including completing the acquisition of the USD Land (to the extent not already completed as of the Effective Date) and obtaining and maintaining any and all necessary Regulatory Approvals. Such Rail Terminal shall initially include the site work, drainage, utilities, rail tracks, rail switches and crossovers, 30 spot loading rack, rack piping, manifolds, loading arms, Meters, electrical, automation and control systems, data communications, corrosion protection, lighting, overfill protection, spill containment, vapor collection, vapor destruction, buildings, and roads as mutually agreed between the Parties and as depicted on the drawings attached hereto as Exhibit “C”. The Rail Terminal shall be exclusively dedicated by USD for the loading and unloading of railcars of Product transferred between the Terminals via the Pipeline Facilities; provided, however, it is understood and agreed by the Parties that other incidental uses of extra land at the Rail Terminal by Third Parties for purposes including, but not limited to, grazing livestock, agricultural crops, gas wells, Third Party pipeline crossings and so on are acceptable so long as they do not interfere or compete with the loading or unloading of railcars with Product at the Rail Terminal. Without limiting the foregoing, USD covenants and agrees that the Pipeline Facilities shall be the only pipeline(s) connected to the Rail Terminal for handling Product.

(f)	Each Party shall, upon request, provide the other Party with reasonable assistance in obtaining and maintaining Regulatory Approvals and Third Party consents required in order to permit the Parties to construct and operate the Facilities.

(g)	Each of the Parties shall have the right to contract with Third Parties for the performance of any aspect of the duties of such Party as outlined in Sections 2(e) and 2(f), in the sole discretion of the Party making such contract agreement.

(h)	The Parties shall work cooperatively and use commercially reasonable efforts to ensure that the Facilities achieve the Commencement Date as soon as possible but not later than [***].

(i)	The Parties agree to work together in good faith to develop mutually agreeable expansions of the Facilities to accommodate volume growth, expand the grades of Product handled and/or develop additional facilities for offloading railcars at the Rail Terminal, however, such expansions shall always be subject to the acquisition of applicable Regulatory Approvals and any necessary Third Party approvals, economic justification and approval by the management and/or the board of directors of such Party (or its parent company) making the incremental investment (such management and board of directors’ approvals to be in the sole discretion of such Party (or its parent company)).

(j)	In the event of any expansions, all of the commercial terms and conditions relating to such expansion shall be negotiated by the Parties in good faith and the responsibilities of each Party in connection with the development, construction and operation of any expansion to the Facilities shall be allocated on the same basis as the original Facilities under this Agreement, unless otherwise agreed between the Parties.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(k)	Ownership of the Pipeline Facilities shall remain with Gibson. Ownership of the Rail Terminal shall remain with USD. Subject to Gibson’s exercise of its first right of refusal with respect to the Rail Terminal as outlined in Section 15(b) neither Party shall acquire an interest in the other Party’s Facilities during or at the expiration or termination of the Term of this Agreement.

(1)	Gibson shall be responsible for all costs associated with the reclamation, abandonment and remediation of the Pipeline Facilities. USD shall be responsible for all costs associated with the reclamation, abandonment and remediation of the Rail Terminal.

3.	Services.

(a)	Subject to the other provisions of this Agreement, the Parties agree to operate the Facilities on a continuous 24 hours per day/ 365 days per year basis, as necessary to accommodate the rail business, unless otherwise mutually agreed by the Parties.

(b)	USD shall develop and issue the commercial contracts with Customers for the bundled capacity to handle that customer’s Product via the combined Pipeline Facilities and Rail Terminal (each, a “Facilities Service Agreement”), however, as a prerequisite each such Customer must also have an agreement with Gibson for capacity to handle such Product at the Gibson Terminal. USD and Gibson shall collaborate and agree with each other on the commercial terms of the Facilities Service Agreements and to ensure compatibility of such agreements for Product handling at the Rail Terminal, the Pipeline Facilities and the Gibson Terminal. Exhibit “I” sets forth the agreed Customer Acceptance Protocol for the Facilities pursuant to which the Parties have established minimum financial, technical and business criteria that a potential customer must meet in order to become a Customer.

(c)	USD shall have the primary role with Canadian Pacific Railway to develop the Rail Terminal relationship and coordination with rail transportation. USD shall establish and maintain a current and forward month rail operating schedule via a nomination/ confirmation process in collaboration with the Customers and the Gibson Terminal schedulers. Once established, the current month rail schedule will be updated in collaboration with and communicated with the Gibson Terminal schedulers at least weekly to account for operating variations that occur during the operating month.

(d)	USD shall coordinate the railcar movements with the railroads in coordination with the Rail Terminal operating schedule, receive the inbound empty railcars onto tracks at the Rail Terminal, stage the empty railcars for loading, perform quality assurance procedures, load the railcars, measure the volume and quality of Product loaded in accordance with Applicable Laws and the API Manual of Petroleum Measurement Standards and record loaded inventories, prepare the railcars for shipment, stage the outbound loaded railcars onto tracks at the Rail Terminal, inspect the outbound trains, track and trace the fleet and provide daily and monthly volume and railcar movement reporting and reconciliation by Customer to Gibson. USD shall prepare a Product movement summary for all Product loaded at the Rail Terminal per train on a daily and monthly summary basis and make such report available electronically to Gibson. USD shall provide operations of the Rail Terminal to accommodate operational capacity of up to two (2) unit trains per day on average, if required to meet Customer nominations.

(e)

Gibson shall stage inventories within the Gibson Terminal and provide the movement of Product to the Rail Terminal via the Pipeline Facilities to meet the railcar loading schedule and volumes described above so long as such Product meets the Product Specifications.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Customers will be responsible for ensuring that Product delivered from the Gibson Terminal through the Pipeline Facilities and the Rail Terminal meets the Product Specifications. Gibson shall monitor and operate the Pipeline Facilities at all times to ensure there is no over pressurization of the Facilities.

(f)	Gibson agrees to transport Product within the Pipeline Facilities in accordance with the requirements set out in Article 4 and pursuant to the Gibson Rules and Regulations. Notwithstanding the foregoing, the Parties shall develop mutually agreeable operating protocols, included within Exhibit “E”, that reasonably segregate the quality of the various grades of Product to be handled by the Facilities. Gibson shall operate the Pipeline Facilities and USD shall operate the Rail Facilities in conformance with such operating protocols.

(g)	Gibson shall offer USD storage and throughput capacity at the Gibson Terminal subject to normal and customary fees and terms and capacity being available (or being offered under future facility expansions). Gibson shall allow its customers at the Gibson Terminal open access to contract for Product throughput capacity at the Rail Terminal.

(h)	Gibson shall not be required to operate the Pipeline Facilities in an inconsistent manner from the Gibson Rules and Regulations and normal operating procedures as determined by Gibson, in its sole discretion, unless described otherwise in the Operating Protocols in Exhibit E.

(i)	USD shall offer Gibson the opportunity to receive capacity at all USD destination terminals that are capable of handling grades of Product shipped from the Gibson Terminal, subject to normal and customary fees and terms and capacity being available. USD will allow Customers to load at the Rail Terminal regardless of the destination of the Product being railed out.

(j)	USD agrees to provide a Facilities Service Agreement to Gibson, or its Affiliate, and Gibson, or such Affiliate, agrees to execute such agreement that makes Product handling capacity of up to [***] barrels per day within the Facilities available at a throughput rate equal to [***] per barrel and including a minimum take or pay volume and other terms and conditions that are normal and customary for Third Party customers of the Facilities.

(k)	Gibson agrees that USD, or its Affiliate, shall have the option to enter into a Facilities Services Agreement providing for Product handling capacity of up to [***] barrels per day within the Facilities available at a throughput rate equal to [***] per barrel. Such option shall be exercisable [***] after the Effective Date.

(1)	The Parties shall each design, provide and install data communications equipment to enable the electronic exchange of information pertaining to the control and operation of the Facilities as provided for in Exhibit “F” attached hereto and made a part hereof.

(m)	Each of USD and Gibson, as applicable, will install the equipment and facilities necessary to allow for USD to fully load a 120 railcar unit train with Product within a ten (10) hour period at the Rail Terminal following the operating protocols as agreed between the Parties and provided in Exhibit “E” attached hereto and made a part hereof.

(n)	In no event will Gibson or USD be liable for demurrage or railcar storage charges as all such demurrage exposures will be placed back to Customers under the Facilities Service Agreement to the maximum extent possible. In the event that any Customer demurrage or railcar storage charges are assessed to USD or Gibson, such charges shall be dealt with in accordance with the provisions of the applicable Facilities Service Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(o)	Gibson shall grant USD reasonable access to the Pipeline Facilities upon receipt of reasonable notice from USD, provided that, such access is for matters exclusively and directly related to, or arising from, USD’s obligations under this Agreement and that all USD personnel and contractors comply with Gibson’s policies and procedures pertaining to health, safety, security and environment, as may be amended from time to time by Gibson in its sole discretion.

(p)	USD shall grant Gibson reasonable access to the Rail Terminal upon receipt of reasonable notice from Gibson, provided that, such access is for matters exclusively and directly related to, or arising from, Gibson’s obligations under this Agreement and that all Gibson personnel and contractors comply with USD’s policies and procedures pertaining to health, safety, security and environment, as may be amended from time to time by USD in its sole discretion.

(q)	Each of the Parties shall have the right to contract with Third Parties for the performance of any aspect of the duties of such Party as outlined in this Article 2, in the sole discretion of the Party making such contract agreement.

(r)	Gibson shall be provided the opportunity to make a proposal to USD for operation of the Rail Terminal and USD shall give Gibson good faith consideration. However, USD shall be under no obligation to select Gibson and the selection of an operator of the Rail Terminal shall be in USD’s sole discretion, provided that:

(i)	Gibson shall be satisfied, acting reasonably, that the operator possesses sufficient financial resources and technical expertise to operate the Facilities in accordance with Good Industry Practice and Applicable Laws; and

(ii)	USD shall not be entitled to appoint a Gibson Competitor as operator, except in circumstances in which a Gibson Competitor has acquired the Rail Terminal after compliance with the process set forth in Section 15(b).

4.	Quality of Product.

(a)	Neither Gibson nor USD shall be obligated to accept into or transport through the Pipeline Facilities or the Rail Terminal any material that has been classified as, or would constitute in either Party’s reasonable discretion, a hazardous waste, contaminated material, or material that would damage the Pipeline Facilities or the Rail Terminal or render it unfit for use.

(b)	Customers of the Facilities shall be solely liable and responsible to Gibson and USD for delivery of Product to the Pipeline Facilities or Rail Facilities which does not conform to the Product Specifications (“Non-Conforming Product”). The Facilities Service Agreements shall contain terms to the effect that either Gibson or USD may refuse to accept any Non-Conforming Product into the Pipeline Facilities or Rail Terminal, respectively. Further, the Facilities Service Agreements shall provide that Customers shall be responsible for and shall indemnify USD and Gibson for any Claims and/or Damages resulting from Customer’s delivery of Non-Conforming Product into the Pipeline Facilities or Rail Terminal, except to the extent such Claims and/or Damages arise out of the gross negligence or willful misconduct of the Parties.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.	Determination of Quantity and Quality.

(a)	Gibson shall meter the net volume of Product sent to the Rail Terminal only for pipeline leak detection and batch sequencing purposes.

(b)	USD will meter using certified and properly calibrated and maintained meters (“Meters”) the volume of Product loaded into each railcar at the Rail Terminal and use such meter readings for custody transfer purposes and to create the bills of lading. To be considered “properly calibrated”, all Meters shall be proved at least monthly for each grouping of Product quality that is actually being loaded during that month and each meter shall also be proved at a low, medium and high flow rate corresponding to the expected operating flow range of the Meters. The applicable meter factors for each condition of flow and/or Product quality grouping shall be automatically applied by the flow/volume computation system to the calculation of the net volume of Product loaded through each Meter. The accuracy of all temperature, pressure and density sensing instruments that are used in the calculation of the volume of Product loaded shall be properly verified during proving and recalibrated when required. Calibration of meters and applicable sensing instruments shall utilize reference equipment that have current certification and are metrologically traceable to national standards. For the purpose of Sediment and Water determination, density confirmation and sample retention of the Product loaded, USD shall provide, install, operate and maintain an automatic sampling system that will extract from the delivery piping to the Rail Terminal a sample of the Product that is representative of and directly proportional to each batch loaded into sealed and pressure-containing sample vessels. The sample will be split with half provided to Gibson for its analysis and retention. For the purpose of quality verification, the Parties shall retain for a minimum of ninety (90) days in a sealed and labeled container a portion of the representative sample of each unit train batch movement. In the absence of fraud, equipment failure or manifest error, the quantity and quality determined by USD for the batch shall be binding on both Parties. In the event of fraud, equipment failure or manifest error the Parties shall utilize alternative measurements, such as tank car volumes, tank gauging, testing of proportional samples or other methods that are available at such time, to determine as accurately as reasonably possible the net quantity or quality, as applicable, of the Product loaded. The net quantity, reported in cubic meters corrected to 15 °C and 101.325 kPa, and quality of Product delivered through the Meters shall be documented by meter tickets, which will be made available to both Parties electronically via a continuously “on” data link and by hard paper copy in no event later than twenty four (24) hours following the completion of a unit train loading at the Rail Terminal. The Parties agree that, at a minimum, each unit train will be measured as a separate batch movement with its own meter ticket. The inventory reports sent to customers will show the net volumetric quantity and the Product loaded into customer’s railcars. To facilitate monthly volume balancing in the Gibson Terminal, USD shall use reasonable efforts to schedule loading times at the Rail Terminal such that a train is not being loaded (i.e. zero flow from the Pipeline Facilities) during the timeframe from 06:30 AM MST to 07:30 AM MST on the first day of the month. The Parties agree that their objective is to obtain a level of measurement accuracy of the volume of Product loaded at the Rail Terminal that meets the requirements of Applicable Law, is in accordance with the API Manual of Petroleum Measurement Standards and is consistent with Good Industry Practice. To achieve this the Parties agree that operating protocols will have to be developed and adhered to by both Parties which are specific to the operations of the Pipeline Facilities and the Rail Terminal and that such protocols will be documented in an operating protocol.

(c)	The inventory within the Pipeline Facilities and in the Rail Terminal piping upstream of the Meters shall always remain in the Gibson Terminal inventories for physical inventory tracking and reporting.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Variations between running book inventories and physical inventories will be handled by Gibson at the Gibson Terminal and allocated to the throughput Customers on a prorata throughput basis monthly by Gibson, as per the Gibson Rules and Regulations.

(e)	Gibson shall be deemed to be in exclusive possession, custody and control of the Product during the shipment of the Product through the Pipeline Facilities until the Product passes. the flange where it enters into the railcar loading facility at the Rail Terminal. The Product shall be in exclusive possession, custody and control of USD from the time it enters into the railcar loading facility at the Rail Terminal until it leaves the Rail Terminal on railcars via the railroad. The precise point at which the Product enters into the railcar loading facility at the Rail Terminal is as identified in Exhibits “B” and “C”.

(f)	Gibson shall be responsible for and assume any liability with respect to all losses of Product while the Product is being handled by Pipeline Facilities and at the Gibson Terminal in accordance with the Gibson Rules and Regulations. USD shall be responsible for and assume any liability with respect to all losses of Product from the time the Product passes the flange where it enters the railcar loading facility at the Rail Terminal until it leaves the Rail Terminal on railcars via the railroad. In each case, any such liability shall be determined in accordance with the provisions hereof and the applicable Facilities Services Agreement.

6.	Fees and Charges.

(a)	The Parties agree that all revenues associated with either or both of the Pipeline Facilities and the Rail Terminal, whether included in the bundling of services or otherwise for handling Product throughput for Customers (the “Terminal Revenues”) will be invoiced and accounted by USD. All Terminal Revenues will be remitted by the Customers, on or about the 25th of each month for the prior operating month services, directly to a designated and restricted deposit account maintained for the benefit of USD and Gibson at the Bank of Montreal (the “Bank”) and jointly owned by USD and Gibson (the “Revenue Collection Account”). The Revenue Collection Account shall be subject to the Account and Control Agreement (as hereafter defined). Neither Party shall charge any of the Customers any accessorial, pumpover, manifold, transfer or other separate fees directly related to the provision of Product handling or Product throughput services within the Pipeline Facilities or Rail Terminal unless such charges or fees are delivered directly to the Revenue Collection Account and accounted for as revenue in the calculations below, unless mutually agreed otherwise by the Parties in writing.

(b)	Under a separate account control agreement by and between USD and Gibson, (the “Account and Control Agreement”), substantially in the form attached hereto as Exhibit “G”, the Bank shall be provided written instructions by each of Gibson and USD, as soon as possible each month but in no event later than the 30th of the month, to immediately disburse to: (i) Gibson [***] (the “Gibson Proportion”) of the gross amount of Terminal Revenues from deposits received in the Revenue Collection Account for the prior operating month for Gibson’s contributions toward the bundled services of the Pipeline Facilities and Rail Terminal (the “Gibson Payment”); and (ii) to USD [***] (the “USD Proportion”) of such deposits received (the “USD Payment”) for USD’s contributions toward such bundled services. Each of the Gibson Proportion and the USD proportion may be adjusted based on the final determination of actual costs as set forth in Section 6(d) below.

(c)	The Parties hereby acknowledge and agree that for each operating month the amounts of the Gibson Payment and the USD Payment as per the preceding paragraph are an estimation of the actual amounts due to Gibson and USD which shall be determined at such time as the actual amounts of the formula components below are fully known by USD and Gibson, not to exceed 30 days after the payments above are made by the Bank.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Within 50 days after the end of each calendar operating month, Gibson and USD will agree on actual amounts due to each of the Parties according to the following formula:

A = The total of all Terminal Revenues actually collected from Customers for the services of the Pipeline Facilities and the Rail Terminal for the calendar operating month, including from CP Rail as a rebate as and when received.

B = [***]

C = [***]

D = [***]

E = [***]

F = The net amount payable to Gibson in a calendar operating month (the “Net Amount”) calculated as follows:

F = A less B, less C, multiplied by the result of E divided by the sum of D plus E, plus C, which is equivalent to F=(A-B-C) x (E I (D+E)) +C.

Note: The Parties shall agree on projected estimated values for D and E above and such values shall initially form the basis for calculating the Net Amount [***]. As soon as reasonably practicable following the completion of construction of the Facilities, each of USD and Gibson shall provide to the other Party a detailed statement summarizing [***] in enough detail for reasonable determination by the other Party of the accuracy of [***] in order to determine the final actual values for D and E above, as agreed by the Parties, acting reasonably [***]. Should the [***] incurred by either Party be less than the initial estimates, then the actual amount expended shall be the final value for D and/ or E respectively for the remainder of the Term. Should the [***] be greater than [***] then the [***] shall be the final value for D and/or E respectively for the remainder of the Term. The [***] shall be documented in writing between the Parties and attached to this Agreement as Exhibit “J”. If necessary, due only to [***] the Parties agree to amend Exhibit J to reflect such Final Capital Costs as described herein.

In order for the amount of the Net Amount to be calculated by the Parties, Gibson shall submit to USD, within 40 days after the end of each calendar operating month, a detailed monthly statement for such operating month summarizing [***] by category and in enough detail for reasonable determination by USD of the accuracy of such amounts. USD shall, within 40 days after the end of each calendar operating month, submit to Gibson a monthly statement of total Terminal Revenues (as described in “A” above) received for such calendar operating month and a detailed monthly statement for such operating month summarizing [***] by category in enough detail for reasonable determination by Gibson of the accuracy of such amounts.

If for any calendar operating month the Net Amount due to Gibson is greater than the Gibson Payment, then USD shall pay the difference to Gibson. If the Net Amount for such calendar operating month is less than the Gibson Payment, then Gibson shall pay the difference to USD. Such payments shall be due within I 0 days of receipt of an invoice sent by the Party seeking such payment to the Party obligated to make such payment, or by the 25th of the second calendar month following the calendar operating month, whichever is later. For avoidance of doubt, the payments required by this paragraph are all inclusive of the services provided by Gibson for each respective monthly determination period, including the cost to move Product to the Rail Terminal via the Pipeline Facilities.

(e)	Gibson shall have an immediate ownership right in the Gibson Proportion of the Terminal Revenues and the Gibson Proportion of funds in the Revenue Collection Account, subject to disbursement in accordance with the Account and Control Agreement. USD shall have an immediate ownership right in the USD Proportion of the Terminal Revenues and the USD Proportion of the Revenue Collection Account, subject to the Account and Control Agreement.

(f)	If there are payment adjustments or any other discrepancies within any monthly statement or calculation, either Party shall bring it to the attention of the other Party within a reasonable time and the Parties will cooperate with each other to resolve such discrepancies as quickly as possible.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.	Payment Instructions.

(a)	Customer charges for the services described in this Agreement shall be invoiced monthly and payments be due by the 25th of the month following the operating month. All payments shall be made by wire transfer to the Revenue Collection Account as follows:

For Wire Transfers to the Revenue Collection Account:

Bank of Montreal:

ACH:

(b)	All invoices between the USD and Gibson under this Agreement shall be payable by either wire transfer or by mail to the accounts as follows, unless otherwise directed by written notice to the Party making payment from the Party receiving payment:

For Wire Transfers to Gibson:

Gibson Energy Partnership

[***]

For Wire Transfers to USD:

USD Terminals Canada Inc.

9590 New Decade Drive, Pasadena, Texas, 77507

[***]

If mailed, payments shall be sent to Gibson as follows:

Gibson Energy Partnership

Attention: Manager, Accounts Receivable

1700, 440 – 2nd Avenue

SW Calgary, Alberta T2P

5E9

If mailed, payments shall be sent to USD as follows:

US Development Group

Attention: Chris Robbins

9590 New Decade Drive

Pasadena, Texas 77507

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.	Nominations and Scheduling.

(a)	No later than three (3) Business Days prior to applicable forecast or information reporting requirement deadlines prescribed by the Crude Oil Logistics Committee (www.colcomm.com) for each month, USD will notify Gibson of the proposed schedule of Product shipments to the Rail Terminal beginning on the 1st day of the following month and shall request its Customer to also notify Gibson of its nomination from the Gibson Terminal for the movements of Product from the Gibson Terminal to the Rail Terminal for such month. USD will also immediately notify Gibson (and will cause its Customer to notify Gibson) of any revision to the initial scheduled volume which was communicated to Gibson the previous month.

(b)	Nomination notices shall include:

(i)	the period during which deliveries will need to be made;

(ii)	grade and quantity of Product to be delivered;

(iii)	estimated time of commencement of each delivery;

(iv)	a USD contact and phone number; and

(v)	the name of the Customer.

(c)	USD will notify to update Gibson on a daily basis of expected current day and subsequent seven (7) days rail volumes to be loaded based on the schedule of railcars expected to be arriving at the Rail Terminal.

(d)	USD will update Gibson real time on the volume required to complete each individual batch to accommodate the actual railcars being loaded. This will occur as the final cut of railcars are being loaded for each train and is to give Gibson the information necessary for Gibson to make the switch at the Gibson Terminal in order for the Product to be loaded on the next train to be delivered as linefill into the Pipeline Facilities to push the Product into the railcars to complete the current train loading. All nominations and scheduling notices shall be in writing to:

Gibson Energy Partnership

Attention: GM Shipper Service

1700, 440 - 2nd Avenue SW

Calgary, Alberta T2P 5E9

Telephone:	403-206-4000
Facsimile:	403-206-4011

Email For nominations: shipperservices@gibsons.com

Email for splits: splits@gibsons.com

9.	Indemnity.

(a)

Each Party to this Agreement (for the purpose of this Article 10, and “Indemnifying Party”) shall be liable for and, without duplication, indemnify, defend, and hold the other Party and its Affiliates and its and their directors, officers, employees and agents (the “Indemnified Party”) harmless from and against any and all Direct Damages imposed on, incurred by or asserted against an Indemnified Party in any way relating to, arising out of, or connected with

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any and all claims, actions, demands, and causes of action (collectively, “Claims”) asserted by a Third Party (a “Third Party Claim”) against an Indemnified Party as a result of or in connection with (i) the performance or non-performance of this Agreement by the Indemnifying Party (except to the extent that such Claims and/or Damages are the result of the gross negligence or willful misconduct of the Indemnified Party), (ii) any spill of Product or any other substance from the Indemnifying Party’s respective Facilities (except to the extent that such Claims and/or Damages are the result of the gross negligence or willful misconduct of the Indemnified Party); (iii) personal injury, for loss of or damage to property, or for alleged violations of Applicable Law (as defined below) resulting from the willful or negligent acts or omissions of the Indemnifying Party, or (iv) any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement.

(b)	Without limiting the foregoing and notwithstanding any provision contained herein to the contrary, USD shall be liable for and, without duplication, indemnify, defend, and hold Gibson and its Affiliates and its and their directors, officers, employees and agents (each a, “Gibson Indemnified Party”) harmless from and against any and all Damages imposed on, incurred by or asserted against a Gibson Indemnified Party in any way relating to, arising out of, or connected with any and all Third Party Claims against a Gibson Indemnified Party resulting from or arising in connection with the performance or non-performance of any Facilities Service Agreement or any other agreement (regardless of whether written or oral) between USD (or an Affiliate thereto) and any Third Party for services provided by the Facilities (except to the extent that such Claims and/or Damages are the result of the gross negligence or willful misconduct of a Gibson Indemnified Party).

(c)	With regard to Claims covered by the above indemnity:

(i)	The Indemnifying Party, at its expense, shall defend any such Claim reasonably satisfactory to the Indemnified Party. The Indemnified Party may participate in the defense or settlement of any such Claim with additional legal counsel of its own selection and cost without relieving the Indemnifying Party of any obligations hereunder.

(ii)	The Indemnified Party shall not enter into any settlement, consent order or other compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) unless such Indemnified Party waives all of its rights to indemnification in respect of such Third Party Claim.

(iii)	Upon payment of any Third Party Claim, the Indemnifying Party shall be subrogated to any and all Claims the Indemnified Party may have relating thereto without any further action. Without limiting its rights to the indemnity herein, the Indemnified Party shall, at the cost and expense of the Indemnifying Party, give such further assurances and agreements and cooperate with the Indemnifying Party to permit the Indemnifying Party to pursue such Claim, if any, as and when requested by it.

(d)	If a Party is liable to the other Party, such liability shall be only for Direct Damages directly suffered or incurred by such other Party as a direct consequence of the first Party’s breach of this Agreement with the exception of Damages that (i) form part of a Claim against such other Party by a Third Party, or (ii) arise from or are related to a breach of the confidentiality provisions contained herein. Except for Damages that (i) form part of a Claim against such other Party by a Third Party, or that arise from or are related to a breach of the confidentiality provisions contained herein, neither Party shall be liable to the other Party (or such Party’s Affiliates) hereunder for Indirect Damages suffered or incurred by the other Party (or its Affiliates) which arise out of or in connection with Facilities or otherwise in connection with this Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.	Compliance With Applicable Laws, Regulations and Good Industry Practices.

(a)	Each Party agrees to provide the services contemplated by this Agreement and develop, construct, operate, maintain and repair their respective Facilities in accordance with all Applicable Laws and to comply fully in the performance of this Agreement with all Applicable Laws.

(b)	Without limiting the generality of the foregoing, the Parties further agree to develop, construct, operate, maintain and repair their respective Facilities in accordance with Good Industry Practices.

11.	Force Majeure; Shut Off Rights (Emergency and Maintenance).

(a)	Subject to the other provisions of this Article 11, if either Party fails to perform any obligation under this Agreement due to an Event of Force Majeure, then such Party shall be excused from performance of any of the obligations herein imposed, for the time and to the extent such failure is occasioned by the Event of Force Majeure.

(b)	For the purposes of this Agreement, an “Event of Force Majeure” means the acts of God, requisitions or expropriations by any Governmental Authority, war, acts of the public enemy, strikes, lockouts, insurrection or other labor disturbances, rebellion, riots, floods, hurricanes, fire, storm, explosion, destruction from any involuntary cause of the Facilities, a total or partial shutdown in transportation service or other service under the control and direction of a Third Party, or any other cause or causes of any kind or character reasonably beyond the control of the Party failing to perform. The Party claiming suspension of its obligations due to an Event of Force Majeure shall promptly attempt to remedy or overcome the cause and effect of such event provided that, neither Party shall be required to settle or resolve any type of labor disturbances, and the terms of settlement of any labor disturbances shall be wholly in the discretion of the Party claiming suspension of its obligations hereunder by reason thereof.

(c)	Notwithstanding all of the foregoing provisions of this Article 11, a Party’s lack of finances shall not constitute an Event of Force Majeure and no Event of Force Majeure shall relieve USD from its obligations to pay amounts accrued or owing to Gibson hereunder as of the date and time of any Event of Force Majeure, and no USD declared Event of Force Majeure shall relieve USD from its obligation to make the payments to Gibson provided for in this Agreement.

(d)	In addition to its rights under an Event of Force Majeure, each Party shall have the right, in the event of any emergency in order to ensure the safety or operational integrity of the Facilities, without notice, to shut off receipt or delivery of Product; provided, however, that the receipt or delivery or storage of Product shall be resumed as soon as possible.

(e)	In addition to its rights under an Event of Force Majeure, each Party shall have the right to interrupt, curtail or suspend the provision of any or all services of its respective Facility as reasonably required from time to time in order to perform:

(i)

scheduled repair work and maintenance, such undertakings being planned and intentional, to be performed on that Party’s Facilities (“Scheduled Maintenance”). The Parties shall use commercially reasonable efforts to (i) coordinate the timing of the

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Scheduled Maintenance for the Facilities so that the time period during which such maintenance will occur occurs simultaneously; and (ii) minimize the duration of time for any Scheduled Maintenance; and (iii) provide reasonable advance notice to Customers.

(ii)	maintenance on that Party’s Facilities in all circumstances where prudency and Good Industry Practices dictate that such maintenance be performed and where such maintenance is not planned but that is not: Scheduled Maintenance, an Event of Force Majeure, or an emergency (“Unscheduled Maintenance”). The Parties shall use commercial reasonable efforts to minimize the duration of time for any Unscheduled Maintenance.

12.	Damage and Destruction/Insurance.

(a)	Pipeline Facilities. If the Pipeline Facilities, or any part thereof is damaged or destroyed by fire or other casualty, the Term of this Agreement shall not be reduced or affected in any way, and this Agreement shall continue in full force and effect, and Gibson shall at its sole cost and expense but without in any way limiting or waiving USD’s obligations, indemnities or liabilities as specified elsewhere in this Agreement or at law, promptly and diligently replace, rebuild, repair and restore the damaged or destroyed Pipeline Facilities and/or Meters to substantially the same condition at the date of such loss.

(b)	Rail Terminal. If the Rail Terminal, or any part thereof is damaged or destroyed by fire or other casualty, the Term of this Agreement shall not be reduced or affected in any way, and this Agreement shall continue in full force and effect, and USD shall at its sole cost and expense but without in any way limiting or waiving Gibson’s obligations, indemnities or liabilities as specified elsewhere in this Agreement or at law, promptly and diligently replace, rebuild, repair and restore the damaged or destroyed Rail Terminal and/or Meters to substantially the same condition at the date of such loss.

(c)	Insurance. Without in any way limiting either Party’s obligations, indemnities or liabilities as specified elsewhere in this Agreement, the Parties, during the Term hereof, shall maintain (or cause to be maintained) at their own expense the following minimum insurance, satisfactory to the other Party, which is required for compliance with all Applicable Laws:

(i)	Such insurance as may be available to cover any risk exposures under the workers’ compensation laws of any provincial, federal or other Governmental Authority (“Workers’ Compensation Acts”).

(ii)	Employer’s Liability Insurance with limits of $1,000,000 each occurrence for employment subject to any applicable Workers’ Compensation Acts.

(iii)	Normal and customary commercial general liability insurance for injury, death or property damage. Such insurance shall have a limit of not less than $25,000,000 per incident.

(iv)	Sudden and accidental pollution liability insurance in an amount not less than $25,000,000.

(v)	Automobile liability, for all owned, non-owned, leased and hired vehicles in an amount not less than $5,000,000.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(vi)	Property insurance, written by a financially responsible insurer, in an amount not less than 100% of the maximum foreseeable loss scenario for the Gibson Terminal and the above ground Pipeline Facilities (in the case of Gibson) and the Rail Terminal (in the case of USD).

Each Party, upon the request of the other Party, shall furnish evidence, satisfactory to such other Party of the above insurance or of self-insurance sufficient for the above coverage. Each Party shall name the other Party as an additional insured on its commercial general liability insurance.

13.	Taxes.

(a)	USD shall pay any and all taxes (including goods and services tax (“GST”) under the Excise Tax Act (Canada) or any successor or parallel federal or Alberta statute that imposes a tax on the recipient of goods and services) and related charges and/or assessments on the handling of Product at the Rail Terminal. Gibson shall pay any and all taxes (including GST under the Excise Tax Act (Canada) or any successor or parallel federal or Alberta statute that imposes a tax on the recipient of goods and services) and related charges or assessments on the Pipeline Facilities, Meters or income to Gibson. USD shall pay any and all taxes (including GST under the Excise Tax Act (Canada) or any successor or parallel federal or Alberta legislation that imposes a tax on the recipient of goods and services) and related charges or assessments on the Rail Terminal or income to USD. The Parties shall provide each other with the information necessary to make any remittance, if required, or claim any corresponding input tax credit in respect of such taxes, fees and charges, including GST registration numbers.

14.	Governing Law.

(a)	This Agreement shall be construed in accordance with the laws of the Province of Alberta without regard to any conflict of laws provisions. The Parties irrevocably and unconditionally agree that any Claim arising out of this Agreement shall be brought and adjudicated in the courts of the Province of Alberta. The Parties irrevocably and unconditionally agree to submit to the exclusive jurisdiction of any such court for the purposes of any such Claim and waive and agree not to assert by way of motion, as a defense or otherwise in any such Claim, any Claim that such Party is not subject to the jurisdiction of the above courts, that such Claim is brought in an inconvenient forum or that the venue of such Claim is improper.

15.	Assignment.

(a)

Except as set forth in Sections 2(g) and 3(q), neither Party shall have the right to assign this Agreement and/or any of its rights, duties or obligations hereunder without the prior written consent of the other Party; provided, however, USD shall have the right to assign this Agreement to a Third Party purchaser of the Rail Terminal if Gibson does not exercise its first right of refusal outlined in Section 15(b) below, and provided further, Gibson’s consent to assignment of, or election not to exercise its right of first refusal, under Section 15(b) shall be deemed to be a consent by Gibson to USD’s assignment of this Agreement. All assignments by USD (i) shall be, and by their terms shall expressly provide that they are, subject to the rights of Gibson under or in connection with this Agreement, and (ii) shall require that the assignee agree to be bound by and perform all obligations of USD hereunder with respect to the interest so assigned. Such agreement to be bound shall be (i) by way of written instrument (in form and content reasonably satisfactory to Gibson), (ii) duly executed by the assignee, and (iii) delivered to Gibson prior to effectiveness of the purported assignment. Any purported assignment of this Agreement without the other Party’s prior written consent or without compliance with this Article where required by this Article shall be void. Notwithstanding the foregoing, either Party may pledge or make an assignment of this Agreement made by way of

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

security for the assignor’s present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issuance of the bonds or debentures of a corporation, or the performance of the obligations of the assignor as a guarantor under a guarantee, provided that such assignment shall expressly provide that the assignee shall hold the interest subject to all the terms and provisions of this Agreement.

(b)	In the event USD intends to dispose of all or any portion of its interest in the Facilities (including but not limited to the USD Land) to a Third Party (either directly or indirectly through the sale of equity in USD Terminals Canada Inc.), USD shall notify Gibson of its intention, giving full particulars of the intended transaction including the name of the intended transferee, the price to be paid by the purchaser which may only be payable by cash, the proposed effective date, the proposed closing date and any other information that USD reasonably believes will be relevant to the exercise of the right of first refusal, acting in good faith.

(i)	Gibson may, within 60 days of receipt of the notice, elect to purchase the interest on the terms set out in the notice. If Gibson does not so elect, USD may transfer the interest to the intended transferee upon terms not more favourable to the intended transferee than those set out in the notice. In the event that such transfer to the intended transferee is not consummated and USD intends to initiate a disposition of its interest to a different transferee, USD shall comply with the requirements set out in Section 15(b) and this Section 15(b)(i) in respect of such disposition.

(c)	Section 15(b) shall not apply to:

(i)	an assignment made by way of security for USD’s present or future indebtedness, or liabilities (whether contingent, direct or indirect and whether financial or otherwise), the issuance of the bonds or debentures of a corporation, or the performance of the obligations of USD as a guarantor under a guarantee, provided that such assignment shall expressly provide that the assignee shall hold the interest subject to all the terms and provisions of this Agreement and that upon any realization of the security, then Gibson shall have the first right to purchase the interest at a price and in the manner described in 15(b) above; or

(ii)	a disposition to an Affiliate of USD, or in consequence of a merger or amalgamation of USD with an Affiliate.

16.	Notices.

(a)	Subject to the notice provision in Articles 7 and 8, all notices given pursuant to this Agreement shall be in writing and mailed, registered mail, return receipt requested, and shall be deemed delivered when received by the other Party at the address specified below:

To Gibson:

Gibson Energy Partnership
Attention:	Vice President Terminals and Pipelines
1700, 440 - 2nd Avenue SW Calgary, Alberta T2P 5E9
Telephone:	403-206-4000
Facsimile:	403-206-4011

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

To USD:

USD Terminals Canada Inc. Attention: Mark Cole
9590 New Decade Drive
Pasadena, Texas 77507
Telephone:	281-291-0510
Facsimile:	281-291-0321

17.	Events of Default.

(a)	A Party (a “Defaulting Party”) shall be in default (each an “Event of Default”) hereunder if:

(i)	such Party does not: (A) pay such amounts due and payable to the other Party hereunder within ten (10) days of receipt of notice; or (B) provide performance assurance when requested in the timeframe requested in Article 26;

(ii)	a Party breaches a non-financial obligation under this Agreement which is reasonably capable of being cured and:

(A)	if the breach is capable of being cured in thirty (30) days, such Party does not cure the breach within thirty (30) days of its receipt of notice of the breach; and

(B)	if the breach is not capable of being cured within thirty (30) days, such Party does not:

(1)	commence to cure the breach within thirty (30) days of its receipt of notice of the breach; and

(2)	thereafter diligently and continuously prosecute the cure of the breach; or

(iii)	a Party breaches a non-financial obligation under this Agreement which materially and adversely affects the other Party and which is not capable of being cured; or

(iv)	a Party is subject to an Insolvency Event and is continuing in respect of such Party.

18.	Rights in the Event of Default.

(a)	If the Defaulting Party is not disputing that it is a Defaulting Party, the non-Defaulting Party may, without limitation to any other rights or remedies it may have:

(i)	exercise those rights set forth in Articles 18, 19 and 20;

(ii)	subject to Section 8(d), sue the Defaulting Party for any Damages it suffers, sustains, pays or incurs as a direct result of the breach or breaches of the Defaulting Party which resulted the Defaulting Party being characterized as a Defaulting Party; and

(iii)	in the case of Gibson, exercise such rights available to it as may be set forth in the Rules and Regulations;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(iv)	in the case of Gibson, if an Event of Default by USD continues for a period of ninety (90) consecutive days without being cured by USD, elect either to (A) not provide any Product transfer services under this Agreement; or (B) terminate this Agreement and the Lease Agreement.

(v)	in the case of USD, terminate this Agreement and the Lease Agreement if an Event of Default by Gibson continues for a period of ninety (90) consecutive days without being cured by Gibson.

19.	Specific Performance.

(a)	The Parties acknowledge and agree that irreparable damage will occur and that the Parties will not have an adequate remedy at law in the event that any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached. It is accordingly agreed that each of the Parties shall be entitled to, and each of the Parties hereby consents to, the entry of an injunction or injunctions to prevent breaches of any provision of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction without the need to post a bond or any other security, in addition to any other remedy to which each Party may be entitled under this Agreement, at law or in equity.

20.	Setoff.

(a)	In addition to any rights now or hereafter granted under Applicable Laws and not by way of limitation of any such rights, if a Party is in default under this Agreement, the other Party, provided it is not also in breach or default under this Agreement, shall have the right (and is hereby authorized by the Defaulting Party) at any time and from time to time to set-off and to apply against any indebtedness or other amounts owing by it to the Defaulting Party any and all amounts owing by the Defaulting Party to it under this Agreement.

21.	No Release.

(a)	The exercise by a Party of any of the rights and remedies specified in Articles 18, 19 and 20 shall not release the other Party from any of its liabilities and obligations under this Agreement.

22.	Representations and Warranties.

(a)	Each Party hereby represents and warrants to the other Party, that:

(i)	it is duly organized and validly existing under the laws of its jurisdiction of formation and is qualified to conduct business in the Province of Alberta;

(ii)	it has the legal right, power and authority for it to conduct its business, to execute and deliver this Agreement and to perform its obligations hereunder;

(iii)	the making and performance of this Agreement are within its corporate powers and, upon the waiver of the Gibson Condition, partnership powers, as applicable, having been duly authorized by all necessary corporate or partnership action, as applicable, and does not and will not violate any provision of Applicable Laws or any provision of its governing documents or of any agreement to which it is a party or by which it may be bound;

(iv)	this Agreement constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

laws affecting creditors’ rights generally, and with regard to equitable remedies, to the discretion of the court before which proceedings to obtain such remedies may be pending;

(v)	there are no suits, proceedings, judgments or orders by or before any Governmental Authority that, considered separately or in any combination, materially and adversely affect its ability to perform under this Agreement; and

(vi)	there is no bankruptcy, insolvency, reorganization, receivership or other arrangement or proceeding with respect to relief of debtors pending, or being contemplated by it or, to its knowledge, threatened against it.

23.	Confidentiality.

(a)	Except as otherwise provided herein, this Agreement, the terms contained herein and all business information of a proprietary or confidential nature disclosed by one Party to the other under the terms hereof (collectively, the “Confidential Information”) shall be kept confidential and shall not, without the prior written consent of the other Party, be disclosed to any Person other than a Party’s Affiliates and their respective directors, officers, employees, agents, consultants, contractors, advisors, lenders and other personnel (collectively, “Representatives”) who have a reasonable need to know such information. In addition, all information received by one Party (together with such Party’s Affiliates, the “Receiving Party”) from the other Party (together with such Party’s Affiliates, the “Disclosing Party”) in connection with the matters contemplated in this Agreement shall be kept confidential and shall not be disclosed by the Receiving Party to any person other than its Representatives who have a reasonable need to know such information. Notwithstanding the foregoing, the obligations with respect to confidentiality shall not apply in respect of information which:

(i)	is publicly available other than as a direct or indirect result of any disclosure which is prohibited under this Agreement;

(ii)	was received by the Receiving Party from a Third Party (other than the Disclosing Party or any of its Representatives) who, to the knowledge of the Receiving Party, after reasonable inquiry, was not under an obligation of secrecy to the Disclosing Party in respect of such information at the time such information was provided to the Receiving Party;

(iii)	was, prior to the receipt thereof from the Disclosing Party, in the possession of the Receiving Party and was not governed by any other secrecy obligation to the Disclosing Party or was subsequently independently developed by the Receiving Party or any of the Representatives of the Receiving Party not having knowledge of the Confidential Information;

(iv)	is required to be disclosed by Applicable Laws or the rules of any stock exchange to which the Receiving Party (or its Affiliates) is subject; or

(v)	which must be disclosed in order for either Party to (a) make transportation and storage arrangements and nominations for Product volumes, and (b) fulfill all obligations under any transportation or other similar agreement or arrangement with any Third Party on whose behalf Gibson or its Affiliates have delivered Product to Gibson Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	Upon the termination of this Agreement each Party shall immediately return to the other Party all Confidential Information and all copies thereof in its possession or control, or destroy such information and copies and certify to the other Party that such destruction has been carried out. Each Party may however retain a single copy of any Confidential Information required to fulfill its statutory reporting obligations, but such retained Confidential Information shall be used for no other purpose. Notwithstanding anything to the contrary in this Agreement, the computer systems of the Receiving Party may retain such copies of Confidential Information in its archival or back-up computer storage for the period that the Receiving Party normally archives backed-up computer records, provided that, (i) the Receiving Party shall not access or use such archival or back-up copies for any purpose other than for compliance with any legal, regulatory or information audit purposes after it has received a request from the Disclosing Party to return or destroy such information, and (ii) such copies remain subject to the other provisions of this Article 23 until destroyed.

(c)	The provisions of this Article 23 shall survive the expiration or termination of this Agreement for a period of thirty-six (36) months.

24.	Dispute Resolution.

(a)	In the event of any dispute arising in relation to the subject matter of this Agreement or in relation to a Party’s fulfillment or non-fulfillment of its obligations hereunder (a “Dispute”) the Parties agree that, prior to either of them commencing litigation, the Parties will undertake to promote resolution of the Dispute by negotiation in accordance with this Article 24.

(b)	All information disclosed by a Party for purposes of settlement or negotiation shall be treated as confidential and neither the delivery nor disclosure thereof shall represent any waiver of privilege by a Party disclosing the same. Each Party agrees to not disclose any information provided by the other Party for purposes of settlement or negotiation to any other Person for any other purpose, and such information cannot be used in any subsequent proceedings without the consent of the Party who has made disclosure of the same hereunder. The Parties agree that any negotiator appointed hereunder shall not be subpoenaed or otherwise compelled as a witness in any proceedings for any purpose whatsoever in relation to any matter that is a subject of the Agreement. Nothing in this Article 24 shall cause or require a Party to disclose information that is subject to confidentiality provisions with any other Person.

(c)	Upon the request of either Party, by giving notice thereof to the other Party, any Dispute shall immediately be referred to representatives (the “Dispute Representatives”) of the Parties for negotiation and resolution, each Dispute Representative of a Party being an individual who had no direct operational responsibility for the matters comprising the Dispute and who is authorized to settle the Dispute. Each Party shall, within five (5) days after a notice of request is given, appoint one Dispute Representative to address a Dispute. The Dispute Representatives shall, within ten (10) days of the giving of such notice, meet and attempt, in good faith, to resolve the Dispute.

(d)	If a Party fails to appoint a Dispute Representative within the five (5) day period specified in Section 24(c) or the Dispute Representative of a Party fails to meet with the Dispute Representative of the other Party within the 10-day period specified in Section 24(c), the other Party may refer the Dispute to litigation. If the Dispute Representatives are appointed and meet but do not resolve a Dispute by negotiation within ten (10) days after their first meeting, then either Party may refer the Dispute to litigation.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

25.	No Public Announcements.

(a)	No Party shall (or shall permit any of its Affiliates to) issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions or services contemplated hereby without the prior written consent of the other Party; provided that, nothing herein shall prohibit either Party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure is, upon advice of counsel, required by Applicable Laws or is an accounting or stock exchange requirement with which the disclosing Party (or its Affiliates) is required to comply, in which case the Party making such determination will, if practicable in the circumstances, use reasonable efforts to allow the other Party reasonable time to comment on such release or announcement in advance of its issuance.

(b)	Notwithstanding the foregoing or any other provision contained herein to the contrary, either Party may, without the consent of the other Party, disclose in connection with a proposed debt or equity financing by such Party (or its Affiliates) or in connection with investor meetings and/or presentations by such Party (or its Affiliates), the existence of this Agreement, the names of the Parties to this Agreement, the proposed Commencement Date, and a general description of the services to be provided by the Parties hereunder.

26.	Performance Assurance.

(a)	If, in a Party’s reasonable opinion, the other Party’s ability to perform its payment or other obligations under this Agreement is or becomes impaired or in any way unsatisfactory, such Party may request at any time, and the other Party shall promptly provide (and in any case by the end of the third business day following such request) the requesting Party, credit support in a form and amount satisfactory to the requesting Party, acting reasonably, securing the fulfillment of such obligations.

27.	No Insurance on Product.

(a)	The fees provided herein do not include any insurance on the Product while in the custody of Gibson or USD. Except as otherwise specifically provided for in this Agreement, neither Gibson nor USD shall be required to have insurance on the Product.

28.	Audit Rights.

(a)	At any time up to (but not after) twenty four (24) months following the month to which the calculations relate, and upon thirty (30) days prior written notice, either Party shall have the right, at its sole cost and expense, to have a Third Party auditor, who shall be a member of a national Canadian chartered accountancy firm, audit on that Party’s behalf the relevant books, accounts and records of the other Party to verify the accuracy of any calculations, metering and/or invoicing conducted by either Party hereunder. Except to the extent such information is required to be disclosed in order to enforce a Party’s rights hereunder, all information which an auditor and the auditing Party acquires shall be kept strictly confidential. All audits performed pursuant to this Section shall be conducted so as to cause a minimum of inconvenience to the Party being audited. If, as a result of any audit, any adjustment to a payment is deemed necessary, then the Party against whom the adjustment was made shall promptly pay to the other Party the required amount with interest at an interest rate equal to the current prime rate for commercial loans posted by Bank of Montreal plus 2%, calculated daily from the date originally due hereunder until paid. Each of the Parties covenant and agree to retain suc hrelevant documents for such period of time necessary in order to give effect to the terms of this Section.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

29.	Entire Agreement; Amendments and Waiver.

(a)	This Agreement and the Lease Agreement set forth the entire understanding of the Parties with respect to the transactions contemplated hereby. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter of this Agreement except as provided in this Agreement, the Lease Agreement and the agreements and instruments contemplated hereby and thereby.

(b)	This Agreement shall not be amended or modified except by a written instrument duly executed by an authorized representative of each of the Parties. Any extension or waiver by any Patty of any provision hereto shall be valid only if set forth in an instrument in writing signed by an authorized representative of such Party. The waiver by either Party of the strict performance of any of the provisions of this Agreement will not be construed or deemed to constitute a waiver or abrogation of a subsequent breach of the same or any other provision of this Agreement.

30.	Interpretation.

(a)	The headings shown for each Article in this Agreement are general descriptions only and not for limitation or alteration of the contents of this Agreement in any way. “Agreement”, “this Agreement”, “herein”, “hereby”, “hereunder”, “hereof’’, “hereto” and words of similar import are references to the whole of this Agreement in which it is used and not, unless a particular Article or Section or other part thereof is referred to, to any particular Article or Section or other part. This Agreement was negotiated by the Parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Patty shall not apply to any construction or interpretation hereof or thereof.

(b)	All monetary amounts referred to herein are expressed in Canadian dollars.

31.	Severability.

(a)	If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Laws or public policy, all other conditions and provisions of this Agreement shall to the fullest extent permitted by Applicable Laws nevertheless remain in full force and effect.

32.	Successors and Assigns.

(a)	This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

33.	Exhibits and Conflicts.

(a)	The following Exhibits are incorporated into and form part of this Agreement:

Exhibit “A”	USD Land
Exhibit “B”	Pipeline Facilities
Exhibit “C”	Rail Terminal
Exhibit “D”	Product Specifications
Exhibit “E”	Operating Protocols
Exhibit “F”	Electronic Data Signals to be Exchanged
Exhibit “G”	Account and Control Agreement
Exhibit “H”	Gibson Rules and Regulations
Exhibit “I”	Customer Acceptance Protocol
Exhibit “J”	Agreed Upon Capital Cost

If there is any conflict or inconsistency between the body of this Agreement and any Schedule, the body of this Agreement shall prevail. If any provision in this Agreement conflicts with Applicable Laws, this Agreement shall be conclusively deemed to be amended to the extent required to eliminate any such conflict. If there is any conflict or inconsistency between this Agreement and the Gibson Rules and Regulations, the Gibson Rules and Regulations shall prevail to the extent relating to the services provided by Gibson as contemplated hereunder.

34.	Further Assurances.

(a)	After the Effective Date, each Party shall from time to time, and at all times, do such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

35.	Independent Contractor.

(a)	Each of the Parties is an independent contractor with respect to all of the goods to be provided or services to be performed under this Agreement and each Party shall have control of the supervision, direction, method and manner of providing such goods or performing such services. Nothing contained herein shall be construed as creating a partnership or association of any kind or imposing upon either Party any partnership duty, obligation or liability to the other Party. Except as expressly set forth herein, neither Party shall incur any liabilities nor enter into any contractual or other arrangements for or on behalf of, or which will in any way bind, the other Party.

36.	Remedies Not Exclusive.

(a)	Each of the rights and remedies of a Party not in default under this Agreement in respect of the breach by any other Party under this Agreement are in addition to and not in substitution for any other rights or remedies in respect of such breach, whether under contract, under Applicable Laws, or in equity. An exercise of one or more of such rights or remedies shall not bar or prejudice in any way the exercise of any other rights or remedies.

37.	Survival.

(a)	The provisions of Section 2(k), Section 6(b), Section 7(a), Article 9, Section 13(a), Article 23, Section 28, Article 37 and Article 39 and any other provision of this Agreement which expressly survives the expiration or termination of this Agreement in accordance with its terms, including any other provision necessary for the interpretation or enforcement thereof, shall continue to be valid and enforceable obligations of the Parties notwithstanding any such expiration or termination and continue in full force and effect.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

38.	Costs and Expenses.

(a)	Each Party shall pay and be responsible for the fees and disbursements of its legal counsel and other advisors in incurs in connection with the negotiation, preparation and execution of this Agreement.

39.	Service Agreement Rights and Obligations.

(a)	USD shall (and shall cause its Affiliates) to:

(i)	not assign, mortgage, charge, or pledge to any person a security or other interest in the Gibson Payments, in monies payable to Gibson under the terms hereof or received by USD or its agents in connection with the provision of the services of the Facilities which are owned by Gibson pursuant to this Agreement or the Account Control Agreement contemplated hereunder;

(ii)	enforce all its rights pursuant to any Facilities Service Agreement or any other agreement (regardless of whether written or oral) between USD (or an Affiliate thereof) and any Person for services provided by the Facilities;

(iii)	perform all its obligations pursuant to any Facilities Service Agreement or any other agreement (regardless of whether written or oral) between USD (or an Affiliate thereof) and any Person for services provided by the Facilities; and

(iv)	upon request by Gibson, enforce (or assist Gibson in the enforcement) of all Gibson’s indemnity and other rights against any Third Party set out in any Facilities Service Agreement or any other agreement between USD (or an Affiliate thereof) and any Person for services provided by the Facilities.

(b)	Gibson shall (and shall cause its Affiliates) to:

(i)	not assign, mortgage, charge, or pledge to any person a security or other interest in the USD Payments, in monies payable to USD under the terms hereof or in monies received by it or its agents in connection with the provision of the services of the Facilities which are owned by USD pursuant to this Agreement or the Account Control Agreement contemplated hereunder;

(ii)	perform all its obligations pursuant to the Facilities Service Agreements which are to be physically performed by Gibson.

(c)	Where USD has failed to cure a default according to the relevant provisions in a Facilities Service Agreement (including the relevant notice and cure provisions as set forth in the applicable Facilities Service Agreement) and such uncured default is not attributable to an event described in Article 11, then Gibson may provide to USD written notice setting forth the details of the alleged uncured default and USD shall forthwith commence to cure such default and thereafter diligently and continuously prosecute the cure of the alleged default within forty eight (48) hours of receipt of the notice. If USD fails to cure such alleged default Gibson may, at any time thereafter, while any such default or the effects thereof are continuing, provide a further notice (the “Gibson Step-In Notice”).

(d)	If Gibson issues a Gibson Step-in Notice it shall be entitled to assume the rights, duties and obligations of USD pursuant to the applicable Facilities Service Agreement on a temporary

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

basis insofar and for so long as is reasonably necessary to remedy and remove the default in question and the effects thereof, and to ensure same does not re-occur within a reasonable period thereafter. In such case, within twenty four (24) hours of the receipt of such a Gibson Step-in Notice, a senior officer from each Party shall meet in an effort to resolve any dispute between the Parties in respect of the alleged default. If within seventy two (72) hours of receipt of such Gibson Step-in Notice the matter is not resolved to the reasonable satisfaction of Gibson, Gibson may at any time after the expiry of such seventy two (72) hours, upon provision of further notice to USD (and provided that USD has not during such period cured such default and the effects thereof), elect to assume the responsibility for and discharge all or any portion of such rights, duties and obligations of USD pursuant to the applicable Facilities Service Agreement (any such obligations being assumed being referred to as the (“Assumed Obligations”), in which case Sections 39(e) and (f) shall apply.

(e)	Where Gibson has elected to assume the Assumed Obligations in accordance with Section 39(d), and until such time as such Assumed Obligations are re-assumed by USD or this Agreement is terminated:

(i)	the Parties shall cooperate in the orderly transition of responsibility for the Assumed Obligations from USD to Gibson on a timely basis;

(ii)	Gibson shall accept full responsibility for the Assumed Obligations from and after the effective time of such assumption of Assumed Obligations by Gibson, and USD shall not interfere with such Assumed Obligations but rather shall cooperate with Gibson so as to ensure that the default in question and the effects thereof are removed or remedied as soon as is reasonably practicable; and

(iii)	USD shall continue to perform and discharge all of its other obligations, responsibilities and duties under this Agreement.

(f)	Where Gibson has elected to assume the Assumed Obligations in accordance with Section 39(d):

(i)	the Parties shall meet as soon as practicable and as is necessary to resolve any differences between the Parties as to the Assumed Obligations with a view to USD re-assuming the responsibility for the Assumed Obligations in a manner which resolves the alleged default and the effects thereof pursuant to Section 39(e)(ii) or (e)(iii). If the Parties are unable to settle any differences, any Party may refer any unresolved differences to dispute resolution in accordance with Article 24. Where USD does re-assume such responsibilities, Section 39(e)(iii) shall apply;

(ii)	if the Parties cannot agree as to whether the conditions set forth in Section 39(e)(ii) or 39(e)(iii) have occurred, the matter shall be referred to dispute resolution in accordance with Article 24 for determination of same;

(iii)	where the responsibility for the Assumed Obligations is to be re-assumed by USD in accordance with this Section 39(f)(i), then the Parties shall cooperate in the orderly transition of responsibility for the Assumed Obligations from Gibson to USD on a timely basis, and the expenditures incurred by USD after the Assumed Obligations have been re- assumed by USD in accordance with this Agreement; and

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g)	Where Gibson has exercised its rights to assume responsibility for the Assumed Obligations and for the duration of the time Gibson continues to be responsible for the Assumed Obligations:

(i)	Gibson shall be liable for, and indemnify USD from, direct damages claimed by a third party in respect of the gross negligence, willful misconduct (including an intentional breach of this Agreement), fraud or bad faith of Gibson or its officers, directors, or employees in the performance of the Assumed Obligations;

(ii)	Gibson shall be entitled to retain out of the Terminal Revenues any incremental operating costs it incurs or any other amounts associated in whole or in part with the Assumed Obligations;

(iii)	Gibson shall have no liability to USD for electing to assume the Assumed Obligations except as set forth in Subsection (i) above and in the event that it is determined pursuant to Section 24 that USD was not in default as provided for in Section 39(e)(ii) or (e)(iii), then Gibson shall be responsible for any incremental out of pocket costs incurred by USD during the period in which Gibson had assumed the Assumed Obligations and which are a direct result of Gibson having assumed the Assumed Obligations; and

(iv)	Gibson shall be entitled from time to time to retain designees to discharge the Assumed Obligations. The discharge of the Assumed Obligations by such designee shall be subject to the terms and conditions of this Agreement.

(h)	Where Gibson is in breach of its covenant under Section 39(b)(ii) above, has failed to cure such breach in accordance with Section 17(a)(ii) and such uncured default is not attributable to an event described in Article 11, then USD may provide to Gibson written notice setting forth the details of the alleged failure and Gibson shall forthwith commence to cure such failure and thereafter diligently and continuously prosecute the cure of the alleged failure within five (5) days of receipt of the notice. If Gibson fails to cure such alleged failure USD may, at any time thereafter, while any such operational failure or the effects thereof are continuing, provide a further notice (the “USD Step-In Notice”).

(i)	If USD issues a USD Step-In Notice it shall be entitled to assume the rights, duties and obligations of Gibson to operate the Transfer Pipeline as required by the applicable Facilities Service Agreement(s) on a temporary basis insofar and for so long as is reasonably necessary to remedy and remove the failure in question and the effects thereof, and to ensure same does not re-occur within a reasonable period thereafter. In such case, within twenty four (24) hours of the receipt of such a USD Step-In Notice, a senior officer from each Patty shall meet in an effort to resolve any dispute between the Parties in respect of the alleged operational failure. If within five (5) days of receipt of such USD Step-In Notice the matter is not resolved to the reasonable satisfaction of USD, USD may at any time after the expiry of such five (5) days, upon provision of further notice to Gibson (and provided that Gibson has not during such period cured such operational failure and the effects thereof), elect to assume the responsibility for and discharge all or any portion of such rights, duties and obligations of Gibson with regards to the operation of the Transfer Pipeline as described in the applicable Facilities Service Agreement(s) (any such obligations being assumed being referred to as the (“Pipeline Facilities Assumed Obligations”), in which case Sections 39(h) and (i) shall apply.

(j)	Where USD has elected to assume the Pipeline Facilities Assumed Obligations in accordance with Section 39(i), and until such time as such Pipeline Facilities Assumed Obligations are re- assumed by Gibson or this Agreement is terminated:

(i)	the Parties shall cooperate in the orderly transition of responsibility for the Pipeline Facilities Assumed Obligations from Gibson to USD on a timely basis;

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii)	USD shall accept full responsibility for the Pipeline Facilities Assumed Obligations from and after the effective time of such assumption of Pipeline Facilities Assumed Obligations by USD, and Gibson shall not interfere with such Pipeline Facilities Assumed Obligations but rather shall cooperate with USD so as to ensure that the operational failure in question and the effects thereof are removed or remedied as soon as is reasonably practicable; and

(iii)	Gibson shall continue to perform and discharge all of its other obligations, responsibilities and duties under this Agreement.

(k)	Where USD has elected to assume the Pipeline Facilities Assumed Obligations in accordance with Section 39(g):

(i)	the Parties shall meet as soon as practicable and as is necessary to resolve any differences between the Parties as to the Pipeline Facilities Assumed Obligations with a view to Gibson re-assuming the responsibility for the Pipeline Facilities Assumed Obligations in a manner which resolves the alleged operational failure and the effects thereof pursuant to Section 39(i). If the Parties are unable to settle any differences, any Party may refer any unresolved differences to dispute resolution in accordance with Article 24. Where Gibson does re-assume such responsibilities, Section 39(l)(ii) shall apply;

(ii)	if the Parties cannot agree as to whether the conditions set forth in Section 39(h)(ii) or (iii) have occurred, the matter shall be referred to dispute resolution in accordance with Article 24 for determination of same;

(iii)	where the responsibility for the Pipeline Facilities Assumed Obligations is to be re- assumed by Gibson in accordance with this Section 39(k)(i), then the Parties shall cooperate in the orderly transition of responsibility for the Pipeline Facilities Assumed Obligations from USD to Gibson on a timely basis, and the expenditures incurred by Gibson after the Pipeline Facilities Assumed Obligations have been re-assumed by Gibson in accordance with this Agreement; and

(1)	Where USD has exercised its rights to assume responsibility for the Pipeline Facilities Assumed Obligations and for the duration of the time USD continues to be responsible for the Pipeline Facilities Assumed Obligations:

(i)	USD shall be liable for, and indemnify Gibson from, direct damages claimed by a third party in respect of the gross negligence, willful misconduct (including an intentional breach of this Agreement), fraud or bad faith of USD or its officers, directors, or employees in the performance of the Pipeline Facilities Assumed Obligations;

(ii)	USD shall be entitled to retain out of the Terminal Revenues any incremental operating costs it incurs or any other amounts associated in whole or in part with the Pipeline Facilities Assumed Obligations;

(iii)

USD shall have no liability to Gibson for electing to assume the Pipeline Facilities Assumed Obligations except as set forth in Subsection (i) above and in the event that it is determined pursuant to Section 24 that Gibson was not in default as provided for in Section 39(k)(ii) or (iii), then USD shall be responsible for any incremental out of pocket

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

costs incurred by Gibson during the period in which USD had assumed the Pipeline Facilities Assumed Obligations and which are a direct result of USD having assumed the Pipeline Facilities Assumed Obligations; and

(iv)	USD shall be entitled from time to time to retain designees to discharge the Pipeline Facilities Assumed Obligations. The discharge of the Pipeline Facilities Assumed Obligations by such designee shall be subject to the terms and conditions of this Agreement.

40.	Exclusivity; Facilities Capacity Usage.

(a)	USD and Gibson agree to work exclusively with each other with regards to any Product handled by rail within a [***] mile radius of [***]. For clarity, any Product loaded to/from railcars at the Rail Terminal shall be handled through the Gibson Terminal or by Gibson trucks, and any Product shipped or received via rail in the [***] area (defined as within a [***] mile radius of [***] and handled through the Gibson Terminal or by Gibson trucks will be handled through the Rail Terminal. However, nothing in this Agreement shall prevent:

(i)	Gibson from independently developing, owning and/or operating (1) a manifest railcar rail loading terminal in [***], or (2) a transloading operation at or near [***] (collectively, the “Gibson MCFs”), or

(ii)	USD from independently developing, owning and/or operating a truck to rail facility located in the [***] rail yard (the “USD MCF”, and, together with the Gibson MCF, the “Manifest Car Facilities”), and except as set forth herein, neither Party shall have a duty to the other Party to offer any business opportunity within the Manifest Car Facilities to such other Party.

41.	Exhibits E and F.

(a)	The Parties acknowledge that Exhibits E and F appended hereto may contain subject matter which, (i) may be considered preliminary in nature and such subject matter may require revision during the Term; and (ii) may not be available in final form until after the Effective Date. The Parties shall, after the Effective Date, utilize reasonable efforts to (i) revise such subject matter in a timely manner should the circumstances applicable thereto warrant such revision, and (ii) add or include subject matter into such Exhibit as it becomes available. If the Parties cannot agree on the revisions to, or additions of, subject matter applicable to such Exhibit, the matter shall be resolved in accordance with Article 24. Upon finalization of any revision of, or addition to, subject matter of such Exhibit, the revised Exhibit shall be incorporated and made part of this Agreement.

42.	Counterparts.

(a)	This Agreement may be executed in counterparts and all executed counterparts together shall constitute one agreement. Signature pages from separate counterparts may be faxed or sent by other electronic means (such as an email exchange of .pdf, .tif or similar files) and may be combined to form a single counterpart. This Agreement shall not be binding upon any Party unless and until executed by both Parties.

(The remainder of this page was intentionally left blank. Signature page to follow.)

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

GIBSON ENERGY PARTNERSHIP, by its
managing partner, Gibson Energy ULC

By:	/s/ Rick M. Wise

Name:	RlCK M. WISE

Title:	SENIOR VICE PRESIDENT OPERATIONS

By:	/s/ Brent Campbell

Name:	Brent Campbell

Title:	Vice President
Commercial Development

USD TERMINALS CANADA INC.

By:	/s/ James N. Day

Name:	James N. Day

Title:	Vice President

By:

Name:

Title:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

USD Land

Firstly:

Meridian 4 Range 9 Township 42 Section 23 Quarter North East

Containing 64.7 Hectares (160 Acres) More or Less

Excepting Thereout:

0.417 of a Hectare (1.03 acres) More or Less as shown on Road Plan 8320717

EXCEPTING THEREOUT ALL MINES AND MINERALS

Secondly:

Meridian 4 Range 9 Township 42 Section 23 Quarter North West

Containing 64.7 Hectares (160 Acres) More or Less

Excepting Thereout:

A)	0.392 of a Hectare (0.97 of an acre) More or Less, taken for right of way and extra land of the Pheasant Hills branch of the CPR as shown on Railway Plan 2452AA

B)	0.287 of a Hectare (0.71 of an acre) More or Less, taken for road and 0.004 of a Hectare (0.01 of an acre) More or Less, taken for cut-off both as shown on Road Plan 3490JY

C)	0.777 of a Hectare (1.92 acres) More or Less, as shown on Road Plan 8320717

EXCEPTING THEREOUT ALL MINES AND MINERALS

Thirdly:

PARCEL ONE:

MERIDIAN 4 RANGE 9 TOWNSHIP 42

SECTION 26

QUARTER SOUTH WEST

CONTAINING 64.7 HECTARES (160 ACRES) MORE OR LESS EXCEPTING THEREOUT :

A) 0.413 HECTARES (1.02 ACRES) MORE OR LESS AS SHOWN ON ROAD PLAN 1656TR

B) 0.417 HECTARES (1.03 ACRES) MORE OR LESS AS SHOWN ON ROAD PLAN 8320717

EXCEPTING THEREOUT ALL MINES AND MINERALS AND THE RIGHT TO WORK THE SAME

PARCEL TWO:

THE SOUTH EAST QUARTER OF SECTION TWENTY SIX (26) TOWNSHIP FORTY TWO (42)

RANGE NINE (9)

WEST OF THE FOURTH MERIDIAN

CONTAINING 64.7 HECTARES (160 ACRES) MORE OR LESS. EXCEPTING THEREOUT:

0.417 HECTARES (1.03 ACRES) MORE OR LESS, AS SHOWN ON ROAD PLAN 8320717.

EXCEPTING THEREOUT ALL MINES AND MINERALS

AND THE RIGHT TO WORK THE SAME

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit D

Product Specifications

Product shall be crude oil grades that are handled by Gibson at the Gibson Terminal of a quality that meets or exceeds all criteria as per the specifications included in the Gibson Rules and Regulations except that any Product that is delivered to the Rail Terminal for loading on railcars shall also meet the following specifications:

Hydrogen Sulfide Content (ppm): The maximum H2S in the vapor space of railcars being loaded at the Rail Terminal shall not exceed 2,000 ppm. Given the difficulty of directly measuring for this parameter in the vapor space in real time, the Parties agree to limit the H2S in liquid phase to 20ppm initially and to perform testing to determine, on a mutually agreeable basis, if this limit can be adjusted to better reflect the vapor phase parameter. ASTM D5705 shall be used for H2S in the vapour phase and ASTM D5623 for H2S in the liquid phase.

Reid Vapor Pressure (psi): ASTM D323. The maximum Reid Vapor Pressure shall not exceed 11.0 psi.

Viscosity (centistokes): ASTM D445 or D7042 The maximum crude oil viscosity to be loaded at the Rail Terminal shall be 380 centistokes determined at the lower of Enbridge’s published Reference Temperature or the actual temperature of the oil in the storage tank at the Gibson Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit E

Operating Protocol

This document is intended to outline the responsibilities of USD and Gibson regarding segregation of various qualities of Product that are to be hatched within the Transfer Pipeline and Rail Terminal, collectively the (“Facilities”).

All Products handled at the Gibson Terminal are eligible for shipment to rail, subject to meeting the Specifications in this Agreement that are slightly more stringent than Gibson’s Rule and Regulations. Therefore, a relatively broad spectrum of grades of specific Products are likely to be shipped through the Facilities.

Each grade of Product will be shipped through the Facilities as a batch, with the quantity of such batch determined by USD by calculating the quantity that will be loaded on the specific group of railcars (the “Train”) that will be receiving the batch via loading at the Rail Terminal rack.

USD will determine the sequence of Trains to be loaded at the Rail Terminal and the desired batch quantity and Product grade for each Train in real time to accommodate the ratable flow of Trains into and from the Rail Terminal and communicate this to the Gibson Terminal and I or Gibson Shipper Services. This real time process is necessary because USD cannot control the exact arrival sequence of empty Trains at the Rail Terminal as this is determined by the rail carrier.

Gibson will pump Product from the Gibson Terminal through the Transfer Pipeline to the Rail Terminal to complete the quantity requested to fulfill the filling of the current Train being loaded. As that quantity/ grade of Product is completed by Gibson, Gibson will switch the Hardisty Terminal pumps to the next grade of Product as already established by USD with Gibson, in advance of the switch. Gibson will continue pumping this next grade of Product through the Transfer Pipeline to the Rail Terminal to push the entire linefill such that USD can complete its loading of the previous Train.

When Gibson is making the switch from one grade of Product to the next at the Hardisty Terminal, and there is a material difference in quality between the two Products, Gibson will launch a batch separation pig into the Transfer Pipeline as near as possible to the completion of the prior batch and commencement of the following batch. The pig will remain in the Transfer Pipeline to maintain separation of the batches until it arrives at the Rail Terminal where it will be removed just prior to the rail rack pipeline header.

USD will load each Train in a sequence such that the final railcars being loaded to complete loading the batch onto the Train will be located at the end of the rack furthest from where the Transfer Pipeline connects to the rail rack pipeline header. This will cause as near as possible that the Product from the right batch actually is loaded onto the right Train, and leave the rail rack pipeline header laid down with the batch for the next Train in sequence.

There will be a certain amount of interface between the sequential batches of Product created by the switch at the Hardisty Terminal and by the pushing of one batch by the next batch within the rail rack pipeline header (where there will be no batch pig separation), however the quantity has been minimized as far as is reasonably possible using a commingled system as designed. There will be a certain amount of the interface that will end up on each of the back to back Trains being loaded in the sequence.

The Parties agree to monitor the performance of this system and seek to implement reasonable optimizations in the operations to continuously improve the minimization of interface for the customers. For example, selection of more similar grades to follow each other in sequence versus widely disparate grades will help to minimize economic impacts to customers so the Parties should constantly seek to optimize this point, to the extent possible given the Train arrivals, etc.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit F

Electronic Data Signals to be Exchanged

Gibson information (in electronic form) necessary to be provided by Gibson to USD in order for Gibson to perform Gibson’s obligations pursuant to this Agreement is hereinafter referred to as the (“Gibson Signals”). The Gibson Signals will initially be those set out in this Exhibit F. Gibson shall use reasonable commercial efforts in the provision of timely, complete and accurate Gibson Signals to USD at the data transfer point. Gibson Signals may be amended by Gibson from time to time by: (a) Gibson consulting with USD, (b) Gibson giving of notice to USD of such proposed amendments, and (c) USD, acting reasonably, notifying Gibson whether USD consents to such amendments. In the event USD does not consent to such amendments, such failure to consent shall be considered a Dispute and resolved in the manner set forth in Article 24 of the Agreement. Until resolution of such Dispute, Gibson shall not amend the Gibson Signals. Notwithstanding the foregoing, Gibson reserves the right to discontinue the provision of the Gibson Signals at any time, with notice to USD as soon as reasonably practicable, if Gibson reasonably determines the provision of such signals have or will have an adverse impact on Gibson’s operations. Upon any such discontinuance, Gibson shall not be obligated to transfer Product between the Gibson Terminal and the Railway Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit G

ACCOUNT AND CONTROL AGREEMENT

THIS AGREEMENT is made as of May     , 2013

BETWEEN:

USD TERMINALS CANADA INC., a British Columbia corporation (hereinafter called “USD”)

-and-

GIBSON ENERGY PARTNERSHIP, by its managing partner, Gibson Energy ULC (hereinafter called “Gibson”)

WHEREAS Gibson and USD are parties to a certain Facilities Connection Agreement dated as of             , 2013 (together with all exhibits, schedules, annexes and other attachments thereto, collectively the “Facilities Agreement”);

AND WHEREAS pursuant to and in accordance with the Facilities Agreement, Gibson and USD have agreed to work together in good faith to utilize the Facilities for the movement and handling of Products via unit trains, and potentially manifest rail, for themselves and for other third parties, and as a result thereof, certain Terminal Revenues will be payable to the parties;

AND WHEREAS the Terminal Revenues consist of: (i) funds owned by Gibson and defined in the Facilities Agreement as Gibson Payments which are the direct result of goods provided and services rendered by Gibson as more fully described in the Facilities Agreement, which funds are and shall hereafter remain, the separate property of Gibson; and (ii) funds owned by USD and described in the Facilities Agreement as USD Payments which are the direct result of goods provided and services rendered by USD as more fully described in the Facilities Agreement, which funds are and shall hereafter remain, the separate property of USD;

AND WHEREAS under the terms of the Facilities Agreement, it is expressly understood and agreed that the parties hereto will enter into this Agreement for the purposes of facilitating the efficient and timely billing, collection and disbursement of the Terminal Revenues using the Revenue Collection Account at the Bank;

AND WHEREAS all funds deposited in the Revenue Collection Account will remain the separate property of each of Gibson and USD, to the extent of the Gibson Proportion and the USD Proportion thereof, respectively, and shall be subject to disbursement as hereinafter provided;

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, each of USD and Gibson (collectively, the “Parties”) agree as follows:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.	Definitions & Interpretation. In this Agreement, including the recitals and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent herewith, the following words and phrases shall have the following meanings:

“Account Agreement” means the Bank of Montreal bank account agreement, substantially as per the form attached hereto as Attachment 1, between the Bank, USD and Gibson, providing for the opening and maintenance of the Revenue Collection Account.

“Agreement” means this Account and Control Agreement, as amended, from time to time by the parties hereto.

“Bank” means Bank of Montreal, which term includes any successor thereto.

“Can Dollars” means the lawful currency of Canada.

“Revenue Collection Account” means the Canadian dollar cash account established by the Parties with the Bank pursuant to the Account Agreement, in respect of which each Party is jointly and severally entitled and liable, subject to the terms of the Facilities Agreement and this Agreement.

“Invoice” means an invoice required to be delivered to a Customer in respect of Products received into the Facilities pursuant to the Facilities Agreement.

Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Facilities Agreement.

References to “Sections”, “subsections”, “Exhibits” and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. Any of the terms defined in this Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference. In this Agreement, words importing any gender include the other genders; the words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; except as otherwise indicated (e.g., by references to agreements “as in effect as of the date hereof or words to that effect), references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement.

2.	Establishment and Maintenance of Revenue Collection Account. The Parties will open and maintain in good standing the Revenue Collection Account, and each of them will provide all documentation from time to time required by the Bank from such Party in connection therewith, including certificates of incumbency, authority and status.

3.	Deposits to Revenue Collection Account. USD shall instruct Customers (on each Invoice and otherwise) to make payments pursuant to the Invoices directly into the Revenue Collection Account. USD shall use its reasonable commercial efforts to procure that Customers make timely payment on all Invoices in accordance with the foregoing instructions and the Facilities Agreement. If any Terminal Revenues are sent directly to USD or Gibson or any of their respective Affiliates, USD or Gibson, as applicable, shall promptly deliver or procure delivery of such payments directly into the applicable Revenue Collection Account.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.	Reporting. Promptly after the end of each calendar month after the Commencement Date, and in any event no later than the 20th Business Day after the end of each such month (each, a “Reporting Date”), USD will provide a written report to Gibson (each, a “Monthly Report”) in respect of such preceding calendar month (the calendar month relating to a Monthly Report referred to as the “Reporting Month”) containing the following information:

(a)	an itemized list, by Customer, of each Invoice issued to each such Customer in such Reporting Month, including the date and amount of each such Invoice and Invoice number;

(b)	an itemized list, by Customer, of each Invoice issued to each such Customer which has not, as of the last day of such Reporting Month, been fully paid, including the date and amount of each such Invoice, Invoice number and the amount of each such Invoice remaining unpaid;

(c)	an itemized list, by Invoice number, of each Invoice in respect of which amounts were paid into the Revenue Collection Account in such Reporting Month, whether or not such Invoice was issued in such Reporting Month, including the Customer to whom the Invoice was issued, date and amount of such Invoice, Invoice number and the amount so paid;

(d)	the aggregate amount, by currency, of all payments received into the Revenue Collection Account as listed in (c) above (the “Reporting Month Receipts”); and the balance, as at the last Business Day of such Reporting Month, of the Revenue Collection Account; and

(e)	the total amount payable to each Party from funds in the Revenue Collection Account pursuant to the Facilities Agreement and this Agreement in respect of such Reporting Month.

5.	Wire Transfer Instructions. Promptly after the end of each Reporting Month, and in any event not later than the related Reporting Date, USD shall provide to Gibson the following:

(a)	a completed wire transfer instruction to the Bank, instructing the Bank to deliver via wire transfer the Gibson Payment applicable to the Reporting Month Receipts payable to Gibson pursuant to the Facilities Agreement and this Agreement for such Reporting Month (as set out in Section 6 below); and

(b)	a completed wire transfer instruction to the Bank, instructing the Bank to deliver via wire transfer the balance of the Reporting Month Receipts payable to USD pursuant to the Facilities Agreement and this Agreement for such Reporting Month (as set out in Section 6 below).

Gibson shall, promptly and in any event within two Business Days of receipt both wire transfer instructions in (a) and (b) above, sign such wire transfer instructions and deliver them to USD. Upon receipt of both such executed wire transfer instructions, USD shall forthwith execute both wire transfer instructions, submit them to the Bank and use its commercially reasonable efforts to procure payment as set out thereon.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	Party Accounts. All amounts to be disbursed by the Bank to Gibson or USD pursuant to this Agreement shall be remitted by wire transfer, at the Parties’ equal cost and expense, in immediately available funds as follows:

(a)	In respect of payments to Gibson:

[***]

(b)	In respect of payments to USD:

[***]

7.	Joint Authority. Each of the Parties agree that such Party will not provide or attempt to provide instructions or directions to the Bank without the prior written authorization or consent of the other Party. Each of the Parties will ensure that, without the prior written consent of the other Party, none of its respective officers, agents or other representatives or any of their Affiliates shall withdraw or attempt to withdraw any amounts from, or otherwise exercise any authority or powers with respect to the Revenue Collection Account and all amounts held therein, except in accordance with this Agreement, the Account Agreement and applicable law.

8.	Charges and Limited Right of Set-Off. USD and Gibson shall be and at all times remain jointly and severally liable to the Bank for any and all fees and service charges relating to the Revenue Collection Account and chargebacks for any cheques, drafts and other payment items dishonoured or otherwise returned to the Bank with respect to the Revenue Collection Account (all such fees, service charges and chargebacks being hereinafter referred to, collectively, as “Charges”). Neither Party shall have any right or entitlement to set off any amounts owing to such Party by the other Party against amounts in the Revenue Collection Account.

9.	Defaulting Party. Notwithstanding Sections 5 and 7, in the case either party becomes a Defaulting Party, the non-Defaulting Party shall be entitled to issue wire transfer instructions to the Bank: to procure payment of amounts owing to the non-Defaulting Party from the Revenue Collection Account in accordance with the Facilities Agreement without the requirement to obtain the signature of the other Party.

10.	Termination. This Agreement may only be terminated by written agreement of the Parties.

11.	Amendments. No change or modification of this Agreement is binding upon the Parties unless it is in writing and signed by both Parties.

12.	Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of each of the Parties and their respective successors and permitted assigns.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.	Notices. Any notices or instructions permitted or required pursuant to this Agreement shall be in writing and shall be delivered to the Party for which it is intended in accordance with Section 16 (Notices) of the Facilities Agreement.

14.	Disputes. In the event of any dispute arising in relation to the subject matter of this Agreement or in relation to a Party’s fulfillment or non-fulfillment of its obligations hereunder, the Parties agree that the provisions of Section 24 of the Facilities Agreement (Dispute Resolution) shall apply, mutatis mutandis.

15.	Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision and the remainder of this Agreement shall continue in full force and effect.

16.	Further Assurances. The Parties agree that each of them shall, upon reasonable request of the other, do, execute, acknowledge and deliver such acts, deeds and agreements as may be necessary or desirable to give effect to the terms of this Agreement.

17.	Conflicts. In the event of any inconsistency between this Agreement and the terms of any other agreement between USD and Gibson, the terms of this Agreement shall prevail.

18.	Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if each Party hereto had all signed the same document. Each counterparts shall be construed together and shall constitute one and the same original agreement.

19.	Governing Law. This Agreement shall be governed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

20.	Language. It is the express wish of the Parties that this Agreement and any related documents be drawn up and executed in English. Les parties conviennent que la présente convention et tous les documents s’y rattachant soient rediges et signes en anglais.

[Remainder of page intentionally left blank]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

USD TERMINALS CANADA INC.

Name:
Title:

Name:
Title:

GIBSON ENERGY PARTNERSHIP by its managing partner, GIBSON ENERGY ULC

Name:
Title:

Name:
Title:

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit H

Gibson Rules and Regulations

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

GIBSON ENERGY PARTNERSHIP

Rules and Regulations

Governing the Use of the

Gibson Hardisty Terminal and the Gibson Pipelines

GENERAL APPLICATION

These Rules and Regulations apply to and govern the use of the Gibson Facilities, which include the Gibson Provost Pipeline System, the Gibson Bellshill Lake Pipeline System and the Gibson Hardisty Terminal, for the transportation and terminalling of Crude Petroleum, and any goods and services ancillary thereto provided by Gibson, from and after the effective date set out below. By Tendering Crude Petroleum to a Gibson Facility and/or by delivering a Notice of Shipment to Gibson, a party accepts these Rules and Regulations as legally binding on the terms contained herein, as such terms may be amended from time to time by Gibson. In the event of a conflict between the provisions of these Rules and Regulations and any individual Toll Schedule or specific written agreement with a party, the provisions of the individual Toll Schedule or the specific written agreement will take precedence.

TARIFF NO. 100

Replaces all previously issued Rules and Regulations applying to the Gibson Provost Pipeline

System, the Gibson Bellshill Lake Pipeline System and the Gibson Hardisty Terminal.

ISSUED: December 13, 2004	EFFECTIVE: January 1, 2005

ISSUED BY: A. S. (Stew) Hanlon, Vice-President,

Oil Operations and Business Development

GIBSON ENERGY PARTNERSHIP

1700, 440 – 2nd Avenue S.W.

Calgary, Alberta T2P 5E9

www.gibsons.com

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

RULES AND REGULATIONS

1.	DEFINITIONS

The following definitions shall apply in these Rules and Regulations and to the schedules attached hereto:

“API, ASTM and MPMS” mean American Petroleum Institute, American Society for Testing Materials and API Manual of Petroleum Measurement Standards, respectively.

“Business Day” means any day other than a Saturday, Sunday or statutory holiday in the Province of Alberta.

“COLC” means the Crude Oil Logistics Committee.

“Crude Petroleum” means the liquid hydrocarbon product of oil or gas wells, oilsands plants or the liquid hydrocarbon product derived from the processing of gas, or a mixture of such liquids, and includes natural gasoline, and pentanes plus or mixtures thereof.

“Crude Petroleum Specifications” means the specifications of Crude Petroleum stated in Section 7 of these Rules and Regulations and as further detailed in Schedule 1 attached hereto, all as may be revised from time to time by Gibson.

“Cubic Metre” means a cubic metre of Crude Petroleum at a temperature of 15° Celsius and at a pressure of 0 kPa gauge.

“Delivery Point” means the locations on the Gibson Facilities at which Gibson on behalf of Shippers delivers Crude Petroleum to a downstream pipeline, terminal or other facility.

“Diluent” means any hydrocarbon or mixture of hydrocarbons that when blended with Crude Petroleum will result in a reduction of the density and/or viscosity of the resulting blend. Diluent shall also include drag reducing agents if such agents are utilized by Gibson to increase the capacity of the Gibson Facilities.

“Financial Assurances” shall have the meaning defined in subsection 27(b).

“Force Majeure” shall have the meaning defined in subsection 25(b).

“Gibson” means Gibson Energy Partnership.

“Gibson Facilities” means the Gibson Hardisty Terminal and/or the Gibson Pipelines, as the context requires.

“Gibson Hardisty Terminal” means the Crude Petroleum and Diluent receipt, blending, storage and delivering facilities, owned by Gibson Energy Ltd. and operated by Gibson, located at LSD 4 of Section 29-042-09-W4M near Hardisty, Alberta.

“Gibson Pipelines” means the Provost Pipeline System and Bellshill Lake Pipeline System, each owned by Gibson Energy Ltd. and operated by Gibson, which transport Crude Petroleum from various Receipt Points to the Gibson Hardisty Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“LACT Equipment” means lease automatic custody transfer equipment located at each Receipt Point to the Gibson Pipelines which is used to measure the volume and Quality of Crude Petroleum for transfer of custody of the Tendered Crude Petroleum from the owner or operator of the production facility to Gibson.

“Measurement Equipment” has the meaning defined in section 8(a).

“Non-Specification Crude Petroleum” means Crude Petroleum which does not meet the Crude Petroleum Specifications.

“Notice of Shipment” has the meaning defined in section 3(b).

“Quality”, and any derivative thereof, means the characteristics set out in the Crude Petroleum Specifications of the Crude Petroleum Tendered to the Gibson Facilities as determined by Gibson or a Gibson-recognized third party laboratory.

“Quality Certificate” means a certificate of analysis from a Gibson-recognized third party laboratory showing at a minimum, unless otherwise specified by Gibson, the density, sulphur content, vapour pressure, sediment & water content and viscosity (viscosity at a minimum of two temperatures), of the Crude Petroleum Tendered or to be Tendered to the Gibson Facilities, which analysis shall be conducted in accordance with the standards set out in the Crude Petroleum Specifications or if no standard is specified, as specified by Gibson.

“Receipt Point” means a location on the Gibson Facilities where facilities have been provided to permit a Shipper to Tender Crude Petroleum.

“Shipper” means a party who provides a Notice of Shipment and/or Tenders Crude Petroleum, or on whose behalf Crude Petroleum is Tendered, to the Gibson Facilities or a party to whom ownership of Crude Petroleum is transferred in the Gibson Facilities or a party to whom Crude Petroleum is consigned for delivery at a Delivery Point and shall include, where the context so requires, the owner or operator of the facility from which Crude Petroleum will be Tendered to a Receipt Point.

“Shipper’s Balance Report” has the meaning defined in section 9(b).

“Tender”, and any derivative thereof, means the delivery of Crude Petroleum to Gibson at a Receipt Point for transportation on the Gibson Facilities from the Receipt Point to one or more Delivery Points.

“Toll Schedule” means the schedules of tolls, fees, charges and deductions published by Gibson from time to time.

“Weathered” means Crude Petroleum which when left in a container open to atmospheric conditions for a period of at least 24 hours does not experience a change in volume greater than 0.2% or density greater than 2 kg/m³, other than those changes attributable to a change in the temperature of such Crude Petroleum.

“Working Stock” means the Crude Petroleum and Diluent volumes required, as determined from time to time by Gibson; i) to fill the Gibson Pipelines and the piping associated with the Gibson Hardisty Terminal and, ii) to provide the inventory for operating and scheduling purposes in the tanks associated with the Gibson Pipelines and the Gibson Hardisty Terminal.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.	COMMODITY

These Rules and Regulations cover transportation and terminalling of Crude Petroleum and Diluent in the Gibson Facilities and no other commodity will be accepted unless specifically approved in advance and in writing by Gibson.

3.	TENDERS AND FORECASTS

(a)	Unless otherwise specified, Gibson will operate the Gibson Facilities under the forecasting, nomination and reporting procedures as set out by the COLC, as revised from time to time.

(b)	Crude Petroleum Tendered to the Gibson Facilities shall be nominated by Shipper on a properly executed notice of shipment (the “Notice of Shipment”), submitted by Shipper, indicating the applicable Receipt Points, transfers, Delivery Points and the amount of Crude Petroleum forecast to be Tendered to the Gibson Facilities and any other information as may be required by Gibson from time to time. A separate Notice of Shipment shall be submitted for each calendar month in accordance with procedures set forth by the COLC, from time to time. Shipper agrees that Gibson may rely upon the Notice of Shipment in operation of the Gibson Facilities and may supply such Notice of Shipment to any party: (i) nominating transportation for the quantities to which the Notice of Shipment pertains on the immediately downstream pipeline, terminal or other facility; or (ii) purchasing the quantities to which the Notice of Shipment pertains.

(c)	Gibson may refuse to accept Crude Petroleum unless satisfactory evidence is furnished that Shipper has made provisions for prompt delivery thereof to a Delivery Point or for storage pursuant to Section 15.

(d)	Gibson reserves the right to restrict Tenders or deliveries based on weekly projections (Shipper Position Report), issued by Gibson, to balance a Shipper’s inventory position to its proportionate share of Working Stock plus any storage volumes pursuant to Section 15 and to coordinate deliveries with the schedules of the immediately downstream pipeline, terminal or other facility.

(e)	In the event that Gibson relies on the Notice of Shipment or provides such Notice of Shipment to any person as provided for in subsection 3(b), and Shipper fails to meet the Notice of Shipment (other than as a result of a valid event of Force Majeure hereunder), or fails to give notice to Gibson of an event of Force Majeure as required, hereunder, in addition to and without limiting any other remedies of rights Gibson may have hereunder or at law for such failure to Tender, Shipper shall indemnify and hold Gibson harmless from and against all liability, damages, suits, charges, penalties, costs or expenses which Gibson may incur or be liable to any person, including loss to Gibson itself, whether directly or by contractual assumption or indemnification as a result of Shipper’s failure to Tender the Crude Petroleum in accordance with the Notice of Shipment or the failure to give notice to Gibson of an event of Force Majeure as required hereunder.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)	Shipper shall endeavor to Tender Crude Petroleum to Receipt Points in equal daily quantities. At Receipt Points on the Gibson Pipelines, Gibson will normally accept Tenders on a ratable daily basis at an hourly flow rate as may be set or specified from time to time by Gibson. Shipper shall endeavor to Tender Crude Petroleum at a consistent Quality.

(g)	If Gibson changes its equipment or standard operating practices due to inconsistent Quality, or a change from the historical average Quality, of Tendered Crude Petroleum, the costs arising from such changes shall be borne by Shipper.

(h)	Gibson shall not be required to accept Crude Petroleum Tendered to the Gibson Pipelines in quantities of less than the quantities specified in a Toll Schedule, as may be revised from time to time by Gibson, unless the Shipper has entered into an agreement with Gibson allowing Tenders less than the specified quantities.

4.	APPLICATION OF TOLLS

Crude Petroleum Tendered for transportation or terminalling shall be subject to the tolls in effect on the date of Tender to the Gibson Facilities irrespective of the date of nomination or delivery to the immediately downstream pipeline, terminal or other facility. The tolls charged to a Shipper shall be allocated as to the quantity and types of Crude Petroleum Tendered in accordance with the applicable Toll Schedule.

5.	APPORTIONMENT OF CAPACITY

If Crude Petroleum is Tendered to the Gibson Facilities in amounts beyond the available capacity of the Gibson Facilities or applicable immediately downstream pipeline, terminal or other facility or in amounts which would lead to an accumulation of excessive Working Stock, Gibson may suspend or apportion acceptance of Crude Petroleum while such conditions exist without any claim for damages against Gibson. Gibson may also suspend or apportion acceptance of Crude Petroleum without any claim for damages against Gibson if Gibson is restricted in any way from receiving Crude Petroleum into the Gibson Facilities; or if Gibson is restricted in any way in delivering Crude Petroleum to the applicable immediately downstream pipeline, terminal or other facility. Gibson’s determination of apportionment of the available capacity among Shippers shall be final. Gibson, at any time, does not guarantee shipment of any Crude Petroleum from a Shipper’s facilities and is not responsible in any way for alternate transportation of Crude Petroleum during periods of suspension or apportionment.

6.	FACILITIES and ACCESS

(a)	Gibson will receive Crude Petroleum and Diluent only at the Gibson Hardisty Terminal or at established Receipt Points on the Gibson Pipelines and only when Shipper arranges for or provides facilities at those Receipt Points satisfactory to Gibson. Upon request Gibson will identify the established Receipt Points.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	At Receipt Points on the Gibson Pipelines, Shipper shall arrange for or provide and maintain sufficient tankage for a minimum of 24 hours of average Crude Petroleum production or otherwise as determined by Gibson. Lines shall be provided and maintained from the tanks to the tank firewall and shall be a minimum of 219.0 millimeters in diameter or larger if stipulated by Gibson. The tank nozzle and all valves on the line shall be full opening and of a size at least equal to the line size; the nozzles must be installed a minimum of 1,000 millimeters above the tank floor all valves on the tanks must be provided with equipment to allow sealing and there shall be no branch connections on the line between the tankage and Gibson’s connection to the line outside the firewall. The tanks shall also contain a 76.2 millimeter nozzle located 1,000 millimeters above the tank floor and suitable for the installation of a hydrostatic tank level transmitter. The tanks must be provided with a proper stairway and walkway and these must be maintained to current safety standards. All tanks from which shipments are Tendered must be equipped with appropriately sized thief hatch. The minimum size of tank from which shipments will be accepted is 80 cubic meters.

(c)	Shipper hereby grants to Gibson the right to install and maintain pipelines, piping manifolds, LACT Equipment, pumping equipment, control equipment and power service facilities upon and across surface lands held by Shipper in connection with the production of the Crude Petroleum Tendered for transportation hereunder.

(d)	Shipper shall provide and maintain all weather access roads to the LACT Equipment and Gibson shall be allowed full and free use of roads built and/or owned by Shipper when in Gibson’s opinion their use is required for access to and the operation or maintenance of the Gibson Pipelines.

(e)	Gibson shall have the right to enter upon the premises and facilities of the Shipper at the Receipt Point and shall have access to any and all tanks, storage receptacles, meters or other production or storage equipment or facilities for the purpose of inspection, measurement, testing, installing, operating, or maintaining any equipment or facilities in connection with the Gibson Pipelines or LACT Equipment.

(f)	Shipper shall require the owner or operator of a facility from which Crude Petroleum is Tendered to give Gibson sufficient notice in advance of any changes to such facilities or the operation thereof which will cause or have a reasonable probability of causing a material change in the quantity or Quality of the Crude Petroleum Tendered from such facility. For the purposes of this subsection, “material change” shall mean a change that may or will affect the accuracy of quantity or Quality measurement, the density or sulphur parameters used in calculating the equalization adjustment, the quantity of Diluent used for blending the Tendered Crude Petroleum, the capacity or continued suitability of the current Receipt Point facilities and the integrity of the Gibson Facilities or the continued safe and reliable operation thereof. In the event that no notice or insufficient notice is given, Gibson may limit or refuse Tenders of Crude Petroleum until Gibson has determined that the material change will have no adverse impact or until mitigating measures have been agreed to between Gibson and Shipper.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.	CRUDE PETROLEUM SPECIFICATIONS

Gibson reserves the right to refuse to accept any Crude Petroleum which does not meet the Crude Petroleum Specifications. The Crude Petroleum Specifications shall be as set out in these Rules and Regulations and the schedules attached hereto, which Crude Petroleum Specifications Gibson reserves the right to change from time to time upon notice to Shippers. Crude Petroleum Tendered to the Gibson Facilities shall be marketable, clean, Weathered, settled and free of foreign material. It shall not contain hydrogen sulphides, organisms, gases, waxes, impurities or any other contaminants with physical, chemical or biological characteristics, or in such quantities, that may cause disadvantage to Gibson or be of a nature which adversely affects the quantity or Quality measurement of the Crude Petroleum or the ability of the Crude Petroleum to be transported in the Gibson Facilities or be objectionable to governmental authorities having jurisdiction over the Gibson Facilities or the immediately downstream pipeline, terminal or other facility. Furthermore:

(a)	Shipper represents and warrants to and in favour of Gibson and each of Gibson’s other Shippers that all Crude Petroleum Tendered to the Gibson Facilities by or on behalf of Shipper will meet or exceed the Crude Petroleum Specifications. When Shipper becomes aware that Non-Specification Crude Petroleum has been Tendered it shall promptly cease such further Tenders and advise Gibson that such Tenders have occurred. Shipper shall indemnify and hold Gibson and each of Gibson’s other Shippers harmless from and against all liability, loss, damage, destruction, costs, claims, charges, levies, expenses, penalties or harm (including, without limitation, contractually assumed liability; damage to or loss of Quality of Crude Petroleum owned or controlled by Gibson or Gibson’s other Shippers; operator call out costs; or biocide injection costs) which occurs or arises out of any Crude Petroleum Tendered to the Gibson Facilities by or on behalf of Shipper failing to meet the Crude Petroleum Specifications.

(b)	Prior to the first Tendering of Crude Petroleum to the Gibson Facilities Shipper shall supply a current and representative Quality Certificate of the Crude Petroleum. Thereafter Gibson may, but shall have no obligation to, require Shipper to provide a current and representative Quality Certificate for the Crude Petroleum Tendered or to be Tendered to the Gibson Facilities by or on behalf of Shipper.

(c)	Gibson shall be entitled to rely upon Shipper’s and each of Gibson’s other Shippers’ representations, warranties and indemnities in subsection 7(a) as to the Quality of the Crude Petroleum Tendered to the Gibson Facilities by or on behalf of Shipper or Gibson’s other Shippers, without any investigation, inquiry, sampling or testing of the Crude Petroleum by Gibson. Shipper hereby waives all claims, rights, actions and damages which Shipper now has, or may hereafter have against Gibson for any liability, damage, destruction, loss of Quality or harm suffered by Shipper which occurs or arises out of Gibson’s acceptance in the Gibson Facilities of any Non-Specification Crude Petroleum from Gibson’s other Shippers, including without limitation, contractually assumed liability and damage to or loss of Quality of Crude Petroleum owned or controlled by Shipper, and Shipper agrees not to pursue Gibson for any such harm it may suffer.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	Shipper recognizes and agrees that it is not always practical for Gibson to test Crude Petroleum prior to Gibson’s acceptance of Crude Petroleum into the Gibson Facilities and that samples of the Crude Petroleum may be taken by Gibson and may be tested after acceptance. Except as provided in Section 8, Gibson assumes no responsibility to conduct any sampling or otherwise monitor the Quality of Crude Petroleum accepted into the Gibson Facilities. Shipper agrees that Gibson shall be entitled to use the results of any Quality testing conducted by Gibson, conducted on its behalf or provided to it by a third party in determining any action allowed or provided for under these Rules and Regulations that are dependant on the Quality of the Tendered Crude Petroleum.

(e)	Upon Gibson becoming aware of any Non-Specification Crude Petroleum in the Gibson Facilities that when commingled in the Gibson Facilities with Crude Petroleum meeting the Crude Petroleum Specifications would be objectionable to the immediately downstream pipeline, terminal or other facility, Gibson shall consult with the Shipper who Tendered the Non-Specification Crude Petroleum and each of Gibson’s other Shippers whose Crude Petroleum has been commingled with the Non-Specification Crude Petroleum concerning the timing of dealing with and the disposition of such Non-Specification Crude Petroleum as well as any Crude Petroleum which has been commingled with Non-Specification Crude Petroleum. Gibson shall have the final decision as to the ultimate disposition of any Non-Specification Crude Petroleum as well as any Crude Petroleum which has been commingled with Non-Specification Crude Petroleum in the Gibson Facilities. Gibson may require payment of additional charges for the terminalling, storage, handling and disposal of Non-Specification Crude Petroleum as well as any Crude Petroleum which has been commingled with Non-Specification Crude Petroleum. Shippers owning or controlling such Non-Specification Crude Petroleum shall be responsible for payment to Gibson of such additional charges that may be payable for the Non-Specification Crude Petroleum as well as the Crude Petroleum with which it has been commingled.

8.	MEASUREMENT, TESTING AND DEDUCTIONS

All measurement, testing, calculation and reporting of Crude Petroleum quantities and Qualities will at a minimum be performed in accordance with the requirements of governmental authorities having jurisdiction over the Gibson Facilities and in accordance with these Rules and Regulations, including Schedule 1.

(a)	The quantity of Crude Petroleum Tendered to a Receipt point may be determined by metering, tank gauging or weigh scales (“Measurement Equipment”, which shall also include if applicable, LACT Equipment and any additional equipment associated with quantity or Quality determination). If Gibson operates the Measurement Equipment, Gibson will carry out calibration of the Measurement Equipment. If Gibson does not operate the Measurement Equipment: i) Gibson shall be given sufficient notice by the operator prior to any calibration or change to the Measurement Equipment, ii) Gibson may require that the operation or calibration of the Measurement Equipment be verified and iii) Gibson shall be entitled to have its representative present during such calibration, change or verification. If tank gauges are used, quantities shall be computed from correctly compiled tank tables on a 100% volume basis. Regardless of the method of quantity measurement, the quantity or Quality of the Crude Petroleum Tendered may be

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

determined by Gibson and at Gibson’s sole discretion it may apply the results of its determination. Shipper may be present or represented during calibration or measurement performed by Gibson. The results of such calibration or measuring by Gibson shall be final.

(b)	In the event that the Tendered Crude Petroleum is found to be Non-Specification Crude Petroleum, in addition to other remedies contained in these Rules and Regulations Gibson shall be entitled to deduct the penalty adjustments specified in Schedule 1.

(c)	The measured Crude Petroleum quantity will be corrected from the temperature and pressure at which it was measured to 15° Celsius and 0 kPag or equilibrium pressure, as applicable, using the applicable MPMS procedures. The corrected quantity of Crude Petroleum shall be further adjusted by the meter calibration factor, if applicable, and then the quantity of sediment & water shall be deducted and any additional applicable penalties, adjustments and deductions shall be determined using the adjusted corrected quantity.

(d)	The density of the Crude Petroleum Tendered into the Gibson Facilities shall be determined in accordance with one or more of the procedures listed in Schedule 1 and the observed density shall be corrected to 15° Celsius using the applicable MPMS procedures.

(e)	Gibson shall have the right to make adjustments to the measured quantity of Crude Petroleum for losses that may result from accepting Tenders; i) that have not been fully Weathered, or ii) that consist of mixtures of different Crude Petroleums which may not have been fully blended prior to Tendering. Such deductions shall be determined and applied at Gibson’s sole discretion.

(f)	Gibson may, at its sole discretion, determine and apply an adjustment to the measured quantity of Crude Petroleum Tendered or delivered if the temperature, density, viscosity or any other characteristic of the Crude Petroleum Tendered or delivered has changed or fluctuated, during the period of time covered by a custody transfer ticket, to such an extent as to materially affect the accuracy of quantity measurement.

(g)	In addition to the foregoing adjustments, Gibson shall have the right to implement a loss allowance deduction or charge, at a rate to be specified from time to time in the Toll Schedule.

9.	EVIDENCE OF RECEIPTS AND DELIVERIES

(a)	Tenders of Crude Petroleum accepted by Gibson into the Gibson Facilities and deliveries of Crude Petroleum to Delivery Points shall be sufficiently evidenced by tickets, computer printouts or computer data, which shall be verified by a representative of Gibson showing the date, source facility, quantity, density, sediment & water content, temperatures, corrections, adjustments and deductions.

(b)	Gibson shall account to each Shipper for each month for the volume of Crude Petroleum Tendered for its account by generating a report of Shipper’s opening inventory, Tenders, transfers, deliveries, corrections, adjustments, deductions, Diluent allocation, required Working Stock and closing inventory (“Shipper’s Balance Report”).

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)	If any error or omission shall occur in a Shipper’s Balance Report or other report issued by Gibson, Gibson shall use all commercially reasonable efforts to correct and reissue the Shipper’s Balance Report or other report within three (3) Business Days following notification by Shipper, or realization by Gibson, that an error or omission has occurred. Gibson shall use all commercially reasonable efforts to advise all affected parties of the required revisions as soon as practical. Revisions that are not shown for the current month will be shown in the Shipper’s Balance Report or other report for the next following month.

10.	COMMON STREAMS

(a)	Gibson may handle common streams of Crude Petroleum in the Gibson Facilities which common streams shall be designated, from time to time, by Gibson. Gibson shall designate the Quality range of each common stream from time to time.

(b)	The acceptance of any Crude Petroleum in the Gibson Facilities shall be on the condition that such Crude Petroleum shall be subject to such changes in Quality, quantity and value as may result from its mixture while in the common stream designated by Gibson.

(c)	Gibson shall be under no obligation to make delivery of the identical Crude Petroleum received from Shipper, and shall make delivery only out of the common stream designated by Gibson.

11.	DILUENT and BLENDING

(a)	To the extent Gibson deems that it is necessary to do so, at Gibson’s sole discretion, Gibson will blend the Tendered Crude Petroleum with Diluent for transportation and terminalling on the Gibson Facilities and to meet the density or viscosity requirements at the Delivery Point to the immediately downstream pipeline, terminal or other facility, or to meet such other specifications as may be requested by Shipper and agreed to by Gibson. The amount and type of Diluent used by Gibson for blending with Shipper’s Crude Petroleum shall at all times be in Gibson’s sole discretion. Gibson may blend and commingle Shipper’s Crude Petroleum and Diluent at one or more locations of Gibson’s choosing in its sole discretion.

(b)	Gibson will use commercially reasonable efforts to obtain sufficient quantities of Diluent for blending but if an insufficient quantity of Diluent is available to blend all Shippers’ Tendered Crude Petroleum, Gibson may suspend or restrict Tenders in accordance with the applicable provisions of Section 5. Gibson will charge Shipper and Shipper shall pay Gibson for the quantity of Diluent used to blend Shipper’s Crude Petroleum, based on the volume and density, determined pursuant to Section 8, of the Crude Petroleum

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Tendered by the Shipper each month at the prices posted by Gibson for Diluent in the month. Gibson may charge a fee for blending Crude Petroleum at rates specified by Gibson from time to time in a Toll Schedule.

(c)	Gibson shall also be entitled to charge the applicable Shipper(s) and such Shipper(s) shall pay Gibson for additional costs and losses arising from shortfalls or surpluses in Diluent volumes arising from revisions of Notices of Shipment quantities after the first deadline for submission thereof and from material shifts in the Quality of Tendered Crude Petroleum compared to recent historical average Qualities or forecast Qualities, as applicable.

(d)	Gibson will charge Shipper and Shipper shall pay Gibson, at rates determined and specified by Gibson from time to time, for the volumetric shrinkage that occurs when Crude Petroleum and Diluent are blended. The method to be used for calculating the quantity of blending shrinkage shall be the applicable method specified in Schedule 1.

12.	INTRATERMINAL TRANSFERS

Intraterminal transfers of Crude Petroleum in the Gibson Hardisty Terminal may be allowed at Gibson’s discretion; provided that, the Shipper on whose behalf the Crude Petroleum was Tendered shall be responsible for the payment of all charges (including but not limited to equalization adjustments, shrinkage of volumes, Diluent allocation, corrections, adjustments and deductions), provision of Working Stock, indemnities and other obligations in respect of the Crude Petroleum prior to the transfer, and the successor Shipper shall be responsible for the payment of all charges (including but not limited to equalization adjustments, shrinkage of volumes, Diluent allocation, corrections, adjustments and deductions), provision of Working Stock, indemnities and other obligations in respect of the Crude Petroleum subsequent to the transfer. Gibson shall not be obligated to recognize any intraterminal transfer unless it receives a transfer request, in writing, from both the Shipper on whose behalf the Crude Petroleum was Tendered and the successor Shipper within one (1) Business Day of the initial transfer request. The transfer requests shall indicate the party to which the transfer is to be made, the quantity of Crude Petroleum to be transferred, its location and any other information as may be specified by Gibson, from time to time. Notwithstanding the foregoing, Gibson may refuse to accept a transfer request unless: i) Gibson is satisfied the successor Shipper has the capacity to perform any financial obligations which arise from the transportation and handling of the Crude Petroleum or the successor Shipper provides Gibson satisfactory Financial Assurances; ii) Gibson is provided satisfactory evidence of the transfer of the Crude Petroleum to another Shipper and that such transfer has been accepted by the successor Shipper; and, iii) satisfactory evidence is furnished by the successor Shipper that it has made provision for prompt delivery of the Crude Petroleum at a Delivery Point or arrangements satisfactory to Gibson have been made for the storage of the Crude Petroleum pursuant to Section 15. Gibson may charge fees for intraterminal transfers as specified from time to time on the applicable Toll Schedule.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.	INTERTERMINAL TRANSFERS

Interterminal transfers of Crude Petroleum involving the Gibson Hardisty Terminal may be allowed at Gibson’s discretion; provided that, Shipper will be responsible for the payment of all charges (including but not limited to equalization adjustments, shrinkage of volumes, Diluent allocation, corrections, adjustments and deductions), provision of Working Stock, indemnities and other obligations in respect of the Crude Petroleum while in the Gibson Hardisty Terminal. Gibson shall not be obligated to accept any interterminal transfer unless it receives a transfer request, in writing, from Shipper before the transfer as well as written approval of the transfer from the other terminal involved in the transfer. The transfer request shall indicate the initiating and receipt terminal between which the transfer is to be made, the stream and quantity of Crude Petroleum to be transferred, its location and any other information as may be specified by Gibson, from time to time. Notwithstanding the foregoing, Gibson may refuse to accept a transfer request unless satisfactory evidence is furnished that Shipper has made provision for prompt delivery thereof at the applicable Delivery Point. Gibson may charge fees for interterminal transfers.

14.	WORKING STOCK

As a condition precedent to accepting Tenders for any Crude Petroleum hereunder, Gibson may require that any Shipper Tendering Crude Petroleum to the Gibson Facilities provide at no cost to Gibson a pro rata share of the Working Stock. The pro rata calculation of quantity will be based on a Shipper’s relative share of volume Tendered into the applicable segment or facility of the Gibson Facilities for the current month.

15.	STORAGE

At the request of Shipper, Gibson may, in its sole discretion, provide storage for Crude Petroleum Tendered to the Gibson Hardisty Terminal upon such fee’s, terms and conditions as specified by Gibson, from time to time.

16.	DEMURRAGE and SHORTAGE FEES

a) It is expected that all Shippers owning Crude Petroleum in the Gibson Facilities balance their inventory positions at the end of each month. For each stream, Shippers may be allowed a tolerance margin on their required pro rata share of Working Stock equal to 1% of the average of a Shipper’s total Tenders to the Gibson Facilities and such Shipper’s total deliveries to a Delivery Point, but excluding all intraterminal transfers, for such month.

b) For each stream, in the event that a Shipper’s monthly closing inventory is greater than their required pro rata share of Working Stock plus their tolerance margin, the Shipper may be levied a fee (“Demurrage Fee”), established by Gibson from time to time and posted on the applicable Toll Schedule, on the volume of Crude Petroleum in excess of their required pro rata share of Working Stock plus their tolerance margin.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c) For each stream, in the event that a Shipper’s monthly closing inventory is less than their required pro rata share of Working Stock minus their tolerance margin, the Shipper may be levied a fee (“Shortage Fee”), established by Gibson from time to time and posted on the applicable Toll Schedule, on the volume of Crude Petroleum deficient of their required pro rata share of Working Stock minus their tolerance margin.

d) Only for the purpose of applying the Demurrage Fees and Shortage Fees, Working Stock shall be deemed to include the quantity of Crude Petroleum, as determined and specified by Gibson in its sole discretion, scheduled for delivery which is carried over from one month to the next and any volumes in storage pursuant to Section 15.

17.	EQUALIZATION ADJUSTMENT

(a)	Gibson may, on a monthly basis, calculate an equalization adjustment for Crude Petroleum Tendered to the Gibson Facilities by or on behalf of each Shipper. The equalization adjustment shall be determined by Gibson utilizing procedures approved by the applicable industry committees, unless otherwise specified herein. The density and sulphur content of the Crude Petroleum Tendered by Shipper shall be determined pursuant to Section 8 and Schedule 1. Gibson may charge a fee for calculating the equalization adjustments at rates specified by Gibson on the applicable Toll Schedule, from time to time.

(b)	Where any Shipper has a positive equalization adjustment, Shipper shall pay the adjustment to Gibson. Gibson shall pay the negative equalization adjustments to Shippers Tendering Crude Petroleum to the Gibson Facilities and entitled thereto; provided, that Gibson assumes no liability for payment of negative equalization adjustments unless Gibson receives payment of the positive equalization adjustments and if there is any shortfall, payments actually received by Gibson shall be allocated pro rata on a percentage basis to Shippers entitled to negative equalization adjustments; based on the amount that the Shipper would have received had all payments been received. Gibson may calculate and Shipper shall be liable for retroactive equalization adjustments for a period of up to three (3) months from the month for which the equalization statement in question had been issued.

18.	PAYMENTS, LIEN AND SALE

(a)	All accounts, and the provision by Gibson of any and all transportation and terminalling services and any goods and services ancillary thereto, shall be subject to prior credit approval by Gibson.

(b)	Shipper shall pay Gibson the applicable charges for the goods and services supplied on the Gibson Facilities determined using the fees specified in the applicable Toll Schedule issued from time to time by Gibson. Shipper shall also pay all other charges, including the diluent allocation charges and equalization adjustments payable hereunder and other lawful charges and taxes accruing on such Crude Petroleum or the services

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

provided hereunder. Gibson may also assess against Shipper any charge imposed on Gibson by the immediately downstream pipeline, terminal or other facility for movement of the Crude Petroleum. Crude Petroleum shall be subject to the applicable fees in effect on the date of receipt of such Crude Petroleum by Gibson irrespective of the date of the Tender. Gibson shall bill Shipper for such fees and charges. If required by Gibson, payment shall be made before Tendering Shipper’s Crude Petroleum to Gibson and, as a precondition to accepting any Crude Petroleum hereunder, Gibson may require Shipper to provide Financial Assurances in accordance with Section 27.

(c)	Any charges owing by Shipper to Gibson shall, unless otherwise specified, be paid by Shipper on or before the 25th day of the month in which the invoice is received (the “Due Date”); provided, however, that if the Due Date is not a Business Day, payment shall be made on the preceding Business Day. Invoices from Gibson will be sent to Shipper at least two working days prior to the Due Date. After the Due Date, such amounts shall bear interest until paid at an annual rate of interest calculated and compounded monthly, equal to the prime rate of interest charged from time to time by Gibson’s bank plus 2%. Subject to subsection 17(b), all invoices shall be deemed to be correct 60 days after receipt and Shipper hereby waives any rights which Shipper may have, at law or otherwise, to dispute the correctness of any invoice after such 60 day period.

(d)	Gibson shall have a general lien on all Crude Petroleum in its possession Tendered by Shipper to secure payment of charges hereunder and other lawful charges and may withhold delivery of Crude Petroleum until such charges are paid. If such charges remain unpaid for more than 10 days after the Due Date, Gibson shall have the right, without further notice to Shipper, to sell any Crude Petroleum Tendered by Shipper in its possession. From the proceeds of the sale of such Crude Petroleum, Gibson may pay itself all such charges, Demurrage Fees, Diluent charges, blending fees, marketing fees and all expenses of said sale, and the net balance, if any, shall be held for whomsoever may be lawfully entitled thereto.

19.	THIRD PARTY CLAIMS

(a)	Shipper shall not Tender to Gibson Crude Petroleum which is involved in litigation, the ownership of which may be in dispute or which is encumbered by a lien or charge of any kind, unless Shipper provides written notification to Gibson of such litigation, dispute, lien or charge not less than 20 days before such Crude Petroleum is Tendered to Gibson.

(b)	Gibson shall not be obligated to accept Crude Petroleum that is involved in litigation, the ownership of which may be in dispute or which is encumbered by a lien or charge of any kind.

(c)	Shipper shall immediately advise Gibson in writing if, at any time while Shipper’s Crude Petroleum is in the possession of Gibson, such Crude Petroleum becomes involved in litigation, the ownership of such Crude Petroleum becomes in dispute or such Crude Petroleum becomes encumbered by a lien or charge of any kind.

(d)	Shipper shall, upon demand from Gibson, provide a bond or other form of indemnity satisfactory to Gibson protecting Gibson against any liability or loss that may arise as a result of such Shipper’s Crude Petroleum that is involved in litigation, the ownership of which may be in dispute or which is encumbered by a lien or charge of any kind.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

20.	LIABILITY OF GIBSON

(a)	Gibson shall not be liable for any charges, losses, damages, penalties, costs or expenses related to any Crude Petroleum Tendered or failed to be Tendered by Shipper, or any delay in acceptance or delivery of such Crude Petroleum resulting from any cause whatsoever, except Gibson’s own gross negligence; provided, however, that in no event shall Gibson be liable for consequential damages or business interruption losses.

(b)	In case of loss of Crude Petroleum while in the possession of Gibson from any cause, Gibson shall not bear any proportion of the loss, except as caused by Gibson’s own gross negligence. Shipper shall be entitled to have delivered only such portion of its Crude Petroleum as may remain after the deduction of its proportionate share of such loss.

(c)	Gibson shall not be liable for the results of the Tendering of any Non-Specification Crude Petroleum and in the event of Tendering of such Non-Specification Crude Petroleum to the Gibson Facilities, the provisions of Section 7 shall apply. This Section 20 is in addition to Section 7 and is not intended to limit or lessen the effect of Section 7 in any way.

21.	CLAIMS AGAINST GIBSON

Shipper may not institute any suit or action against Gibson arising out of any damage, delay, or loss in connection with any Crude Petroleum Tendered to the Gibson Facilities, or any errors in billing or charges by Gibson to the Shipper for goods supplied or services rendered by Gibson unless the claim is delivered to Gibson in writing within sixty (60) days after delivery of the Crude Petroleum to which the claim relates, or in case of failure to deliver, within sixty (60) days after reasonable time for delivery shall have elapsed. If Gibson rejects said claim, any suits or further action by Shipper arising out of such claims must be instituted within six (6) months of receipt of written notice from Gibson of such rejection. Shipper agrees to be bound by the provisions of this Section and waives any rights which Shipper might otherwise have, at law or otherwise, to make a claim after the expiration of the said period of sixty (60) days or to bring an action after the expiration of the said period of six (6) months.

22.	LIABILITY AND INDEMNITY OF SHIPPER

Shipper shall be liable for and shall indemnify and save harmless Gibson from and against all action, causes of action, suits, claims, demands, damages, expenses and costs which may be brought against, suffered by or claimed by Gibson by reason of Shipper’s default hereunder or Shipper’s negligent acts, failure to act or misconduct.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

23.	SHIPPER RESPONSIBILITY FOR PRODUCER ACTIONS

Shipper shall, or if Shipper is not the owner or operator of the facility, Shipper shall cause the owner or operator of the facility from which Crude Petroleum is Tendered by or on behalf of Shipper to the Gibson Facilities to comply with and be bound by these Rules and Regulations. Shipper shall indemnify and save harmless Gibson from and against all actions, causes of action, suits, claims, demands, damages and costs resulting directly or indirectly from such owner or operator failing to comply with these Rules and Regulations.

24.	NOTICES

Publication of these Rules and Regulations, any Schedule attachments or any individual Toll Schedules on the Gibson website, www.gibsons.com, shall constitute notice of such Rules and Regulations, Schedules or individual Toll Schedules, as the case may be, to all Shippers and others using or intending to use the Gibson Facilities. The Rules and Regulations, Schedules or individual Toll Schedules, as the case may be, which are on the Gibson website and in effect at the time of Tendering Crude Petroleum by or on behalf of any Shipper shall govern the transportation and terminalling of such Crude Petroleum and any goods and services ancillary thereto.

Subject to the foregoing, any notice, designation, statement, invoice or other communication hereunder from Gibson to Shipper or from Shipper to Gibson shall be made in writing and sent by: ordinary mail, by personal delivery, by electronic transmission or by facsimile device by such party to the last recorded address or facsimile number of the other party. Communications sent by mail shall be deemed to have been received three (3) Business Days following the date of mailing. Provided such delivery or transmission occurs during normal business hours, communications sent by personal delivery, electronic transmission or facsimile device shall be deemed to have been received on the Business Day it was delivered or transmitted, otherwise on the next occurring Business Day. A party may, by notice in writing to the other party, change its address and/or facsimile number, from time to time in the manner herein provided for.

25.	FORCE MAJEURE

(a)	If either Gibson or Shipper fails to perform any obligation under these Rules and Regulations due to an event of Force Majeure, then such failure shall be deemed not to be a breach of such obligations, and such obligations shall be deemed to be suspended for so long as the event of Force Majeure continues.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	The term “Force Majeure” means:

(i)	any act of God, acts of war, terrorism, civil insurrection or disobedience, acts of public enemy, strikes, lockouts or other industrial disturbances, accidents, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, explosions, fires, floods, civil disturbances, the act, regulation, order, direction or requisition of any governmental, regulatory or other authority having or claiming jurisdiction, delays or inability to receive or obtain the necessary materials or supplies in a commercially reasonably manner, disruption in or curtailment of the operations of downstream pipelines, terminals or other facilities;

(ii)	any mechanical or equipment failure; or

(iii)	any other cause whether of the kind enumerated in subsections 25(b)(i) or (ii), or otherwise, which is beyond the reasonable control of the applicable Party and which could not have been prevented or overcome by the exercise of due diligence.

(c)	Notwithstanding subsections 25(a) and (b), the following shall not be events of Force Majeure:

(i)	insufficiency of Shipper’s Crude Petroleum supplies or failure of Shipper’s Crude Petroleum to meet the Crude Petroleum Specifications;

(ii)	diversion of Shipper’s existing Crude Petroleum supplies to more attractive markets;

(iii)	lack of funds; or

(iv)	Shipper’s lack of takeaway capacity at the Delivery Point.

(d)	A party that fails to perform any obligation under these Rules and Regulations where such failure is caused by an event of Force Majeure shall promptly remedy the cause of the Force Majeure insofar as it is reasonably able to do so, provided that the terms of the settlement of any strike, lockout or other industrial disturbance shall be wholly in the discretion of the party claiming suspension of its obligations hereunder by reason thereof.

(e)	No event of Force Majeure shall relieve any Shipper from its obligations pursuant to these Rules and Regulations to make payments to Gibson.

26.	GOVERNING LAW

These Rules and Regulations shall be construed and applied in accordance with and be subject to the laws of the Province of Alberta and the laws of Canada applicable therein.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

27.	FINANCIAL ASSURANCES

(a)	Gibson may at any time, or from time to time, request and any prospective or existing Shipper shall provide information to Gibson that will allow Gibson to determine the prospective or existing Shipper’s capacity to perform any financial obligations that could arise from the transportation of that Shipper’s Crude Petroleum and the provision of goods or services by Gibson to that Shipper. Gibson may, at its sole discretion, refuse to accept Crude Petroleum for transportation from an existing or prospective Shipper if Shipper or prospective Shipper fails to provide the requested information to Gibson within ten (10) Days of Gibson’s written request, or if Gibson determines in its sole discretion that the existing or prospective Shipper does not have, or no longer has, the capacity to perform any financial obligation that could arise from the transportation of that Shipper’s Crude Petroleum.

(b)	In the event that Gibson reasonably determines that it requires Financial Assurances or additional Financial Assurances from Shipper, then Shipper shall provide Financial Assurances for the payment of the charges and costs lawfully due to Gibson relating to the transportation of Shipper’s Crude Petroleum and the provision of goods or services to that Shipper by Gibson, which Financial Assurances may include one or more of the following: (i) prepayment; (ii) a letter of credit in favour of Gibson in an amount sufficient to ensure payment to Gibson; (iii) a guarantee, from a party satisfactory to Gibson in its sole discretion, in an amount sufficient to ensure payment due to Gibson; or (iv) such other enforceable collateral security satisfactory to Gibson in its sole discretion, (collectively the “Financial Assurances”). Gibson shall not be obliged to accept Crude Petroleum from such Shipper if such Shipper fails to deliver adequate Financial Assurances to Gibson within ten (10) Days of written notice from Gibson requiring such or additional Financial Assurances.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

GIBSON TARIFF NO. 100

SCHEDULE 1

ISSUED: June 13, 2008	EFFECTIVE: July 1, 2008

CRUDE PETROLEUM SPECIFICATIONS

Without limiting the provisions of Section 7 of the Rules and Regulations, Crude Petroleum Specifications, all Crude Petroleum Tendered shall meet the following specifications using the latest version of the indicated standard or test method. Where more than one standard or test method is shown for a specification parameter, the standard or test method to be used in each situation shall be at the sole discretion of Gibson.

Density (kg/m3): ASTM D1298 or D5002. The maximum density shall be:

•	For the Hardisty Light stream, 889.0 kg/m³ and,

•	For all other streams, no limitations.

Sulphur Content (g/kg): ASTM D4294 or D2622. No limitations.

Vapour Pressure (kPa): ASTM D323 or D6377. The maximum vapor pressure shall be 100 kPa absolute at 37.8 °C.

The procedures used to transfer the sample to the vapour pressure testing apparatus may be modified from those stated in the referenced standards to minimize the risk of loss of any portion of the sample.

If Crude Petroleum is received having a vapor pressure in excess of this specification, at Gibson’s sole discretion a penalty adjustment equal to the Tendered volume multiplied by a penalty factor may be deducted. The penalty factor, expressed as a percentage, shall be equal to 20% of the amount by which the vapor pressure exceeds the vapour pressure specification.

Sediment & Water (Volume Percentage): Centrifuge methods MPMS Chapter 10.4 (in the field), D4007-02 (in the lab), distillation/extraction methods ASTM D473, D4006 or Karl Fischer methods D4377 and D4928. When Karl Fischer methods, which determine only the water content, are used, ASTM D4807 may be used to determine the sediment content and the two results shall be added together.

The maximum Sediment & Water (“S&W”) content shall be 0.50%. If the Tendered Crude Petroleum has a S&W content in excess of this specification, at Gibson’s sole discretion a penalty adjustment equal to the amount that the S&W content is in excess of the specification multiplied by the Tendered volume may be deducted in addition to the deduction for the full amount of the S&W content.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sulphate Reducing Bacteria: ASTM D4412. Test results shall be negative.

Organic Chlorides: ASTM D4929. Crude Petroleum shall be free of organic chlorides.

Cracked Materials (Olefins): ASTM D1319 or any new test for Cracked Materials that is accepted by industry or is required to meet the specifications of the downstream pipeline, terminal or other facility into which the Crude Petroleum is to be delivered.

Crude Petroleum shall be free of cracked materials.

TAN (mg KOH/g): ASTM D664

For receipts into the Gibson Hardisty Terminal from feeder pipelines, including but not limited to the IPF pipeline systems, or into the Gibson Pipelines, the Total Acid Number (TAN) of Tendered Crude Petroleum shall not be greater than 1.0.

Temperature: MPMS Chapter 7 (applicable section).

For receipts into the Gibson Pipelines the temperature of Tendered Crude Petroleum shall not be more than 38 °C and shall be of sufficient temperature to enable the Tendered Crude Petroleum to flow readily to Gibson’s LACT Equipment, unless Gibson has specified other location-specific limits in writing.

For receipts into the Gibson Hardisty Terminal the temperature of Tendered Crude Petroleum:

1.	Shall not be more than 30 °C if the density is less than 790 kg/m³ at 15 °C, or

2.	Shall not be more than 85 °C if the density is equal to or greater than 790 kg/m³ at 15 °C, unless Gibson has specified other limits in writing.

Viscosity (centistokes): ASTM D445 or D7042.

The minimum viscosity of Crude Petroleum Tendered to the Gibson Pipelines shall be 10 centistokes, determined at the greater of the temperature at which the Crude Petroleum is Tendered or 20.0 °C, unless Gibson has specified other location-specific limits in writing.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Blending Shrinkage: The method to be used to determine the quantity of blending shrinkage shall be as follows:

1.	For the stream delivered by the Echo Pipeline, the NovaCor method, a copy of which is available to a Shipper upon request.

2.	For all other streams, the method described in API 2509C.

Regardless of which method is used, when iterative procedures are used to determine the volume of diluent required or allocated, the number of iterations used shall be consistent with standard industry practice.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit I

Customer Acceptance Protocol

Prior to execution of a Facilities Services Agreement, USD shall verify that the proposed customer (each a “Proposed Customer”) meets or exceeds the following parameters:

If the Proposed Customer will be the title holder of the Product that will be delivered into the Facilities from the Gibson Terminal, then the Proposed Customer must have a separate agreement with Gibson for Product handling services at the Gibson Terminal. If the Proposed Customer plans to take title as the Product is delivered from the Gibson Terminal to the Facilities, then the customer is not required to have a separate agreement with Gibson, but the suppliers who will deliver such Product to the Proposed Customer shall have the separate agreement with Gibson.

Proposed Customer shall provide evidence of its financial status suitable to back the financial commitments being made by the Proposed Customer in the Terminal Services Agreement, satisfactory to each of USD and Gibson, acting reasonably. Alternatives such as a letter of credit, parent company guarantees or other means of securing the commitments will be acceptable if such alternatives secure the financial obligations of the customer to a degree that meets the secures the financial risk as good or better than the minimum credit rating requirement.

The Facilities Services Agreement executed with the customer shall contain terms substantially as per the precedent agreement agreed to between the Parties unless the Parties have agreed to material changes in terms in advance of execution.

Longer term commitments of 5 years or more are preferred by the Parties and preference shall be given to customers that are willing to make such longer term commitments.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit “J”

Agreed upon Capital Costs

The value of D = [***]

The value of E = [***]

Note: The Parties agree to adjust the above to reflect the Final Capital Costs, if less, as per the specific terms contained in Section 6 (d) of the Agreement.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.